                                SCHEDULE 14A

                               (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION


         Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.      )




Filed by registrant                        [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

 [  ]     Preliminary proxy statement      [ ] Confidential for use of the
                                               Commission only (as permitted by
                                               Rule 14a-6(e)(2)).
 [X]      Definitive proxy statement

 [  ]     Definitive additional materials

 [  ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


               Merchants and Manufacturers Bancorporation, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specific in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

May 4, 1998



To:  The Shareholders of Merchants & Manufacturers Bancorporation, Inc.

You are cordially invited to attend the Annual Meeting of Shareholders of Merchants & Manufacturers Bancorporation, Inc. scheduled for 4:00 P.M. on Tuesday, May 26, 1998, at Alverno College, Milwaukee, Wisconsin. The meeting will take place in Wehr Hall, #1 on the enclosed map. Enter parking lot A at the southwest corner of the Alverno campus from Morgan Avenue.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

Your Board of Directors and management look forward to greeting you and discussing the condition of your corporation with you.

Please be sure to sign and return the enclosed proxy card whether or not you plan to attend the meeting so that your shares will be voted. If you do attend the meeting, you may revoke your proxy and vote in person if you prefer. The Board of Directors joins me in hoping that you will attend.

Sincerely yours,




By:   /s/ Michael J. Murry
   ----------------------------
Michael J. Murry,
Chairman of the Board of Directors

Enclosure

                MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 26, 1998

TO THE SHAREHOLDERS OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.:

The Annual Meeting of Shareholders of Merchants and Manufacturers
Bancorporation, Inc. ("Merchants"), will be held at Alverno College, 3401 South 39th Street, Milwaukee, Wisconsin, on Tuesday, May 26, 1998, at 4:00 p.m., for the purpose of considering and voting on:

1. Fixing the number of directors at 19, and the election of six Directors to serve until the annual meeting in the year 2001 as Class III Directors. Management's nominees are named in the accompanying Proxy Statement.

2. To consider and vote on a proposal to amend Article IV of Merchants' Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 1,500,000 to 3,000,000.

3. To consider and vote upon a proposal to amend Merchants' 1996 Incentive Stock Option Plan to increase the number of Merchants' Common Stock reserved for issuance upon the exercise of options granted from 13,500 shares (20,250 shares after 50% stock dividend) to 60,000 shares.

4. Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed April 15, 1998, as the record date for determining the shareholders of Merchants and Manufacturers Bancorporation, Inc., entitled to notice of and to vote at the meeting, and only holders of Common Stock of Merchants and Manufacturers Bancorporation, Inc. of record at the close of business on such date will be entitled to notice of and to vote at such meeting and all adjournments.

THE BOARD OF DIRECTORS OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE SIX PERSONS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED IN THE PROXY STATEMENT, AND FOR THE ADOPTION OF PROPOSALS 2 AND 3 AS DISCUSSED IN THE PROXY STATEMENT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU DO ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.



Milwaukee, Wisconsin     By Order of the Board of Directors of
May 4, 1998              Merchants and Manufacturers Bancorporation, Inc.




                         By:   /s/ Michael J. Murry
                         ----------------------------------------------------
                         Michael J. Murry, Chairman of the Board of Directors

                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                           14100 WEST NATIONAL AVENUE
                          NEW BERLIN, WISCONSIN  53151

                                PROXY STATEMENT
                         ANNUAL MEETING - MAY 26, 1998

                       VOTING OF PROXIES AND REVOCABILITY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Merchants & Manufacturers Bancorporation, Inc., hereinafter called "Merchants," to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 26, 1998, at 4:00 P.M., at Alverno College, 3401 South 39th Street, Milwaukee, Wisconsin, and at any adjournment(s) thereof (the "Annual Meeting").

The expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by Merchants. No solicitation of proxies other than by mail is contemplated, except that officers or employees of Merchants or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. The Proxy Statement and the accompanying Proxy are being sent to Merchants' shareholders commencing on or about May 4, 1998.

Shares owned through participation in Merchants' Dividend Reinvestment Plan will be included on the Proxy you receive and will be voted in accordance with your instructions in the same manner as shares registered in your own name. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy material to their principals.

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is required for a quorum, with respect to the matters on which action is to be taken at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted "FOR" the election of management's nominees as directors. If additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment in such matters.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary of Merchants a written revocation or a duly executed proxy bearing a later date. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person, if they so desire.

                       RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on April 15, 1998, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Merchants entitled to be voted at the Annual Meeting consist of shares of its Common Stock, $1.00 par value ("Common Stock") of which 1,360,948 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting.

Each share of Common Stock is entitled to one vote on all matters. There are no cumulative voting rights.

Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as Class III director. The six nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors.

                             SHAREHOLDER PROPOSALS

Any shareholders desirous of including any proposal in Merchants' proxy soliciting material for the next regularly scheduled annual meeting of shareholders of Merchants must submit their proposal, in writing, at Merchants' executive offices not later than December 26, 1998. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

No person is known to Merchants to own beneficially more than 5% of the outstanding shares entitled to vote at the Annual Meeting.

                                 ANNUAL REPORT

The 1997 Annual Report of Merchants, which includes financial statements for the years ended December 31, 1997, 1996 and 1995, has been mailed concurrently with this proxy statement to shareholders as of the Record Date. The Annual Report does not constitute a part of the proxy material.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

The Board of Directors of Merchants is divided into three classes designated as Class I, II and III, as nearly equal in size as possible, with each class of directors serving staggered three-year terms. The term of office of directors in Class III expires at the Annual Meeting. At the Annual Meeting, shareholders will elect six Class III directors to serve until Merchants' 2001 annual meeting of shareholders and until their successors are elected and qualified. All of the nominees for Class III, directors are currently directors of Merchants. Messrs. Bomberg, Kaminski, Winters, Cherek, Murry and Logarakis were elected at the 1995 annual meeting of shareholders of Merchants to serve until the 1998 Annual Meeting.

The six nominees have consented to serve, if elected, and at the date of this Proxy Statement, Merchants has no reason to believe that any of the named nominees will be unable to serve. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the six nominees listed below.

The information presented below as to principal occupation and shares of Common Stock beneficially owned as of April 15, 1998, is based in part on information received from the respective persons and in part on the records of Merchants.

                        NOMINEES FOR CLASS III DIRECTORS
                            (TERM EXPIRING IN 2001)


       NAME         PRINCIPAL OCCUPATION AND DIRECTORSHIPS
       ----         --------------------------------------

James Bomberg       President of Merchants from 1994 to present, appointed Chief
Age:  54            Executive Officer of Merchants in 1998, director and
                    president of Lincoln State Bank, Milwaukee, Wisconsin, a
                    subsidiary of Merchants from 1991 to 1993; director and
                    president of M&M Services, New Berlin, Wisconsin, a
                    subsidiary of Merchants from 1994 to 1996, director of
                    Merchants from 1994 to present.

Michael J. Murry    Chairman of the Board of Directors of Merchants since 1992;
Age: 52             Chief Executive Officer of Merchants from 1982 to 1998 and director of Merchants since 1982, director of Lincoln State
                    Bank since 1983, director of Franklin State Bank, Franklin,
                    Wisconsin, a subsidiary of Merchants since 1992; Director
                    of Lincoln Community Bank, Milwaukee, Wisconsin, a
                    subsidiary of Merchants since 1994.

Conrad Kaminski     Appointed President Merchants -Milwaukee in 1998, President
Age: 63             of Lincoln State Bank from 1994 to 1998; director of
                    Lincoln State Bank from 1992 to present; President of
                    Lincoln Community Bank from 1997 to 1998, appointed director of Lincoln Community Bank in 1997, director of Merchants
                    from 1991 to present; president of Merchants from 1991 to
                    1993; executive vice president of Merchants from 1982 to
                    1991.

Nicholas Logarakis  President, General Automotive Manufacturing Co., Inc.
Age: 57 Franklin, WI; director of Lincoln State Bank from 1977 to present; director of Merchants from 1982 to present.

Keith Winters       President, Keith C. Winters & Assoc. Ltd. Franklin, WI;
Age: 59             director of Franklin State Bank from 1982 to present;
                    director of Merchants from 1989 to present.

Duane Cherek        Auto dealer, Cherek Lincoln-Mercury, Greenfield, WI;
Age: 53             director of Lincoln Community Bank from 1987 to present;
                    director of Merchants since 1993, director of M&M Services from 1994 to present.

                  CLASS I DIRECTORS (TERM EXPIRING IN 1999)
                ---------------------------------------------

Thomas Gapinski     Insurance executive, director of Merchants from 1982 to
Age:  63            1986 and from 1992 to present, director of Lincoln State
                    Bank from 1977 to present.

J. Michael Bartels  President Bartels Management Services, Inc., Milwaukee, WI;
Age:  58            director of Merchants since 1995; director of Franklin State
                    Bank from 1982 to present.

John Krawczyk       Executive Vice President and Chief Operating Officer of
Age:  42            Merchants since 1994; director of Merchants from 1993 to
                    present; director of Lincoln Community Bank from 1987.

Gervase Rose        President Roman Electric Co., Milwaukee WI, director of
Age:  61            Merchants from 1992 to 1993 and from 1994 to present;
                    director of Franklin State Bank from 1982 to present.

Robert Donaj        President of Achieve Mortgage Corporation, Milwaukee,
Age:  54            Wisconsin, a subsidiary of Merchants from 1997 to present;
                    director of Lincoln Community Bank from 1987 to present;
                    director of Merchants 1993 to present.

James Sass          President  Max A. Sass Funeral Home; director of Lincoln
Age:  55            Community Bank from 1987 to present; director of Merchants from 1993 to present.

                  CLASS II DIRECTORS (TERM EXPIRING IN 2000)
                ---------------------------------------------
Leonard Helminiak   President, Buddy Squirrel Company;  Vice President, Quality
Age: 77             Candy Company, St.  Francis, WI; director of Merchants from
                    1983 to present; retired director of Lincoln State Bank.

Dr. Thomas Kozina   Retired physician; director of Franklin State Bank from
Age: 67             1982 to present;  director of Merchants since 1986

Casimir S. Janiszewski
Age:  45            President, Superior Die Set Corporation, Oak Creek, WI;
                    director of Merchants  from 1995 to present, director of
                    Franklin State Bank from 1982 to 1991, director of Lincoln
                    State Bank from 1991 to present

David Kaczynski     President, Cardinal Fabricating Corporation, Milwaukee, WI;
Age:  58            director of Lincoln Community Bank from 1994 to present,
                    director of Merchants from 1994 to present.

Longin Prazynski    Retired building inspector, director of Lincoln Community
Age:  68            Bank from 1962 to present, director of Merchants since 1993.

Jack Schwellinger   Retired executive; director of Lincoln State Bank from 1984
Age:  70            to present; director of Merchants from 1986 to 1992 and
                    from 1993 to present.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of April 15, 1998, information concerning beneficial ownership of Common Stock of Merchants for each nominee, continuing director and executive officer.


-----------------------------------------------------------------------------
TITLE OF    NAME OF BENEFICIAL    AMOUNT OF BENEFICIAL  PERCENT OF
 CLASS            OWNER                OWNERSHIP          CLASS
-----------------------------------------------------------------------------
 Common   J. Michael Bartels             18,070            1.33
-----------------------------------------------------------------------------
 Common   James Bomberg                  16,003            1.18
-----------------------------------------------------------------------------
 Common   Duane Cherek                   8,061              *
-----------------------------------------------------------------------------
 Common   Robert Donaj                   7,266              *
-----------------------------------------------------------------------------
 Common   Thomas Gapinski                2,070              *
-----------------------------------------------------------------------------
 Common   Leonard Helminiak              22,099            1.62
-----------------------------------------------------------------------------
 Common   Casimir S. Janiszewski         5,053              *
-----------------------------------------------------------------------------
 Common   David Kaczynski                2,712              *
-----------------------------------------------------------------------------
 Common   Conrad Kaminski                38,356            2.82
-----------------------------------------------------------------------------
 Common   Dr. Thomas Kozina              7,577              *
-----------------------------------------------------------------------------
 Common   John Krawczyk                  16,196            1.19
-----------------------------------------------------------------------------
 Common   Nicholas Logarakis             13,755            1.01
-----------------------------------------------------------------------------
 Common   James Mroczkowski(1)           6,989              *
-----------------------------------------------------------------------------
 Common   Michael Murry                  9,233              *
-----------------------------------------------------------------------------
 Common   Longin Prazynski               3,750              *
-----------------------------------------------------------------------------
 Common   Gervase Rose                   3,870              *
-----------------------------------------------------------------------------
 Common   James Sass                     9,197              *
-----------------------------------------------------------------------------
 Common   Jack Schwellinger              13,074             *
-----------------------------------------------------------------------------
 Common   Keith Winters                  16,191            1.19
-----------------------------------------------------------------------------
          Directors and                 219,522           16.13
          Executive Officers(2)
-----------------------------------------------------------------------------

*  Less than 1%
(1)  Vice President, Chief Financial Officer; not a director of Merchants

(2)  Includes all of the above as a group (18 individuals).

Share ownership includes shares issuable within 60 days upon exercise of incentive stock options owned by certain officers.

All shares reported herein are owned with voting and investment power in those persons whose names are provided herein or by their spouses. Some shares may be owned in joint tenancy, by a spouse, or in the names of minor children.

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board of Directors held five meetings during 1997. Each director attended during his/her tenure 75% or more of the total number of meetings of the Board of Directors and its committees of which they were members.

The Board of Directors of Merchants has the following committees:

     THE EXECUTIVE PERSONNEL/COMPENSATION COMMITTEE meets periodically to review the performance and compensation of certain senior officers of Merchants and its subsidiaries, including all executive officers of Merchants. The Executive Personnel/Compensation Committee is comprised of Messrs. Sass, Rose, Logarakis, and Helminiak, none of whom are employees of Merchants or its subsidiaries. The Executive Personnel/Compensation Committee held two meetings during 1997.

     Compensation for other officers and employees of Merchants and its subsidiaries is determined by the management and directors of Merchants and the respective subsidiary and reviewed by the PERSONNEL/COMPENSATION COMMITTEE OF MERCHANTS. The Personnel/Compensation Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Murry, Logarakis, Sass, Rose, Helminiak, Kaminski, Duginski, Bomberg, John Krawczyk and Ms. Cameron. The Personnel/Compensation Committee held four meetings during 1997.

     THE STOCK OPTION COMMITTEE is responsible for administering Merchants' 1996 Incentive Stock Option Plan. None of the members of the Stock Option Committee is eligible to participate in the Stock Option Plan. The Stock Option Committee consists of Messrs. Sass, Rose, Logarakis, and Helminiak. The Stock Option Committee did not meet in 1997.

     THE MARKETING/SERVICES COMMITTEE assists management in analyzing market trends for the products of the subsidiary banks and in devising strategies for promoting, advertising and selling the services of the subsidiary banks. The Marketing Committee consists of directors of Merchants and the subsidiary banks. The present members are Messrs. Murry, Dunham, Klose, Cherek, Sass, Kaminski, and Bomberg. The Marketing Committee met four times during 1997.

     THE ASSET/LIABILITY MANAGEMENT COMMITTEE monitors the interest rate risk of the interest-earning assets of the subsidiary banks in comparison to their interest-bearing liabilities. The Asset/Liability Management Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Murry, Winters, Janiszewski, Dana, Bomberg, LaMacchia, Kaminski, Blonski, John Krawczyk and Ms. Cameron. The Asset/Liability Management Committee met four times during 1997.

     THE AUDIT/OPERATIONS COMMITTEE reviews budget and auditing matters, internal control procedures and audit and regulatory reports. The Audit/Operations Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Kozina, Gapinski, Bartels, Schwellinger, Gary Krawczyk, Cherek, Aguilar, Kaczynski, and Sister Mary Jendras. The Audit/Operations Committee met four times during 1997.

     THE COMPLIANCE COMMITTEE was formed in 1992. Its functions are to oversee the establishment of policies and procedures and adherence to such policies and procedures to ensure compliance by Merchants and its subsidiaries with laws, rules and regulations applicable to banks and bank holding companies. The Compliance Committee consists of directors of Merchants and its subsidiary banks. Its members are Sister Mary Jendras and Messrs. Kozina, Bartels, John Krawczyk, Prazynski, Donaj, Murry, and Bomberg. The Compliance Committee met two times during 1997.

     The Board of Directors does not have a standing Nominating
     Committee.

                             DIRECTOR COMPENSATION

Directors of Merchants who are not employees of Merchants or any of its subsidiaries are paid a fee of $50 for each Board of Directors meeting and $200 for each committee meeting. Following two absences from directors or committee meetings in any one year, the fees are only paid for actual attendance at such meetings.

                              CERTAIN TRANSACTIONS

Various officers and directors of Merchants and its subsidiaries, members of their families, and the companies or firms with which they are associated were customers of, and had banking transactions, including loans, with one or more of Merchants' subsidiary banks in the ordinary course of each such bank's business during 1997. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Merchants' subsidiary banks, did not involve more than a normal risk of collectibility or present other unfavorable features.

Keith C. Winters and Associates, LTD, a business interest of director Winters, lease office space from Merchants. The lease terms are substantially the same as those offered to other tenants.

Michael Duginski, director of Lincoln State Bank, and Gary Krawczyk, a director of Franklin State Bank, are principals of the Krawczyk and Duginski, S.C. law firm that performs legal services for Merchants and its subsidiaries. Krawczyk and Duginski lease office space in the Merchants corporate headquarters at terms substantially the same as those offered to other tenants.

Dana Investment Advisors, Inc., a registered investment advisor under the Investment Advisor's Act of 1940, acts as an investment advisor to subsidiaries of Merchants. Michael Dana, President of Dana Investment Advisors, Inc., is a director of Lincoln State Bank. The advisory services are rendered on substantially the same terms and conditions as those prevailing for similar services in the relevant market.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services rendered in all capacities to Merchants and its affiliates for the fiscal years ended December 31, 1997, 1996 and 1995 of the person who was, on December 31, 1997, the Chief Executive Officer of Merchants and of persons whose annual compensation exceeded $100,000 in 1997.

                           SUMMARY COMPENSATION TABLE


------------------------------------------------------------------------------------------------------------
                                                                                   Long-Term
                                                                                  Compensation
                                    Annual Compensation                              Awards
------------------------------------------------------------------------------------------------------------
                                                                       Securities
     Name  and                                   Other Annual          Underlying             All Other
 Principal Position   Year    Salary     Bonus   Compensation          Options/SARs(#)       Compensation
------------------------------------------------------------------------------------------------------------
Michael Murry         1997    $171,766  $80,000                                               $12,397 (2)
Chairman of the       1996    $204,907  $85,000          ---                   ---            $13,527 (3)
Board of Directors    1995    $125,000  $76,204          ---                   ---            $10,634 (4)
of Merchants(1)
------------------------------------------------------------------------------------------------------------
Robert Blonski        1997    $117,182  $15,000                                               $5,017  (5)
President and Chief   1996    $117,432  $14,335          ---                   ---            $5,271  (6)
Executive Officer     1995    $117,186  $13,287          ---                   ---            $4,723  (7)
of M&M Services
------------------------------------------------------------------------------------------------------------
Conrad Kaminski       1997    $121,217  $15,000                                               $5,346  (8)
President of          1996    $106,884  $14,335          ---                   ---            $4,732  (9)
Merchants Milwaukee   1995    $101,157  $10,371          ---                   ---            $4,327 (10)
Division
------------------------------------------------------------------------------------------------------------
James Bomberg         1997    $117,938  $15,000                                               $5,206 (11)
President and Chief   1996     $97,149  $14,335          ---                   ---            $4,329 (12)
Executive Officer     1995     $91,603  $11,028          ---                   ---            $3,997 (13)
of Merchants
------------------------------------------------------------------------------------------------------------

     (1) Mr. Murry also serves in various capacities as an officer of Merchants Subsidiaries.

     (2) Contributions to the Corporation's Defined Contribution 401(k) Plan of $9,938 and life insurance policy premium of $2,459

     (3) Contributions to the Corporation's Defined Contribution 401(k) Plan of $11,080 and life insurance policy premium of $2,447.

     (4) Contributions to the Corporation's Defined Contribution 401(k) Plan of $8,241 and life insurance policy premium of $2,393.

     (5) Contributions to the Corporation's Defined Contribution 401(k) Plan of $5,017.

     (6) Contributions to the Corporation's Defined Contribution 401(k) Plan of $5,271.

     (7) Contributions to the Corporation's Defined Contribution 401(k) Plan of $4,723.

     (8) Contributions to the Corporation's Defined Contribution 401(k) Plan of $5,346.

     (9) Contributions to the Corporation's Defined Contribution 401(k) Plan of $4,732.

     (10) Contributions to the Corporation's Defined Contribution 401(k) Plan of $4,327.

     (11) Contributions to the Corporation's Defined Contribution 401(k) Plan of $5,206.

     (12) Contributions to the Corporation's Defined Contribution 401(k) Plan of $4,329.

     (13) Contributions to the Corporation's Defined Contribution 401(k) Plan of $3,997.

EMPLOYMENT AGREEMENTS

In February of 1996, Merchants entered into employment agreements with Messrs. Murry, Bomberg, Kaminski, John Krawczyk and James Mroczkowski. At the same time, M&M Services, Inc., a wholly-owned subsidiary of Merchants, entered into employment agreements with Messrs. Blonski and Stengel, and Achieve Mortgage, a wholly-owned subsidiary of Merchants, entered into an employment agreement with Mr. Donaj (the "Employment Agreements"). Messrs. Murry, Bomberg, Kaminski, Krawczyk and Mroczkowski serve as chairman of the board of directors, president and chief executive officer, president Milwaukee division, executive vice president and chief operating officer and vice president and chief financial officer, respectively, of Merchants. Messrs. Blonski and Stengel are president and chief executive officer and senior vice president and comptroller, respectively, of M&M Services. Mr. Donaj serves as president and chief executive officer, of Achieve Mortgage.

With the exception of the Employment Agreements with Messrs. Murry and Mroczkowski, all of the Employment Agreements replace previous employment agreements with the respective officers.

Except for the Employment Agreement with Mr. Murry, all of the Employment Agreements have terms of three years. Mr. Murry's Employment Agreement has a term of five years. Each Employment Agreement is automatically extended on its anniversary date for an additional year, unless either party has given advance notice that the Agreement will not be extended, in which case the Agreement expires at the end of its then-remaining term.

Duties to be performed under the Agreements are set forth in the respective By-Laws and are determined by the respective Board of Directors.

Compensation for services rendered under the Employment Agreements consists of the Base Salary, as defined in the Agreements, and participation in bonus and other benefit plans.

If the Agreements are terminated by the employer prior to their expiration for reasons other than the employee's death, retirement, disability, or other than for cause as defined in the Agreements, or if the employee terminates the Agreement for cause as defined in the Agreement or after a change in control, as defined in the Agreements, then the employee will receive severance payments equal to the sum of the Base Salary in effect at termination plus the cash bonus, if any, for the year prior to termination times the number of years of the remaining employment term. In addition, the employee will receive fringe benefits during such remaining term.

If termination occurs because of death, retirement or for cause, or if the employee terminates without cause, then the employer is obligated to pay the compensation and benefits only through the date of termination.

If termination occurs due to disability, as defined in the Employment Agreements, the employee will be entitled to payment of his Base Salary at 100% for one year and at 75% for the remaining portion of the employment term, adjusted by payments received by the employee pursuant to disability insurance and social security and workers compensation programs.

The Employment Agreements provide that during the employment period and for one year thereafter, the employee will not accept employment with any Significant Competitor, as that term is defined in the Employment Agreements, of the Corporation or its affiliates.

THE 1996 INCENTIVE STOCK OPTION PLAN

On April 25, 1996, the Board of Directors of Merchants adopted the Merchants and Manufacturers Bancorporation, Inc. 1996 Incentive Stock Option Plan (the "Plan") which was approved by the shareholders on May 28, 1996.

The Plan replaced the 1986 Incentive Stock Option Plan, which terminated in April 1996. The purpose of the Plan is to advance the interests of Merchants and its subsidiaries by encouraging and providing for the acquisition of an equity interest in Merchants by key employees and by enabling Merchants and its subsidiaries to attract and retain the services of employees upon whose skills and efforts the success of Merchants depends.

The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan a copy of which may be obtained from Merchants upon request to John Krawczyk, Secretary, 14100 West National Avenue, P.O. Box 511160, New Berlin, WI 53151.

The Plan is administered by the Stock Option Committee of the Board or by any other committee appointed by the Board consisting of not less than three (3) directors (the "Committee"). The Committee is comprised of directors who are disinterested persons within the meaning of Rule 16b-3 as promulgated by the Securities and Exchange Commission. Subject to the terms of the Plan and applicable law, the Committee has the authority to: establish rules for the administration of the Plan; select the individuals to whom options are granted; determine the numbers of shares of Common Stock to be covered by such options; and take any other action it deems necessary for the administration of the Plan.

Participants in the Plan consist of the individuals selected by the Committee. Those selected individuals may include any executive officer or employee of Merchants or its subsidiaries who, in the opinion of the Committee, contribute to Merchants' growth and development.

Subject to adjustment for dividends or other distributions, recapitalizations, stock splits or similar corporate transactions or events, the total number of shares of Common Stock with respect to which options may be granted pursuant to the Plan is 13,500. The shares of Common Stock to be delivered under the Plan may consist of authorized but unissued stock or treasury stock.

Options may be granted by the Committee to key employees as determined by the Committee. The Committee has complete discretion in determining the number of options granted to each such grantee. It is intended that all options granted under the Plan will qualify as incentive stock options within the meaning of
Section 422 of the Internal Revenue Code.

The exercise price for all options granted pursuant to the Plan is the fair market value of the Common Stock on the date of grant of the option; however, in case of options granted to a person then owning more than 10% of the outstanding Common Stock, the option price will be not less than 110% of the fair market value on such date. The exercise price must be paid in cash at the time of exercise of the options.

Options granted under the Plan must be exercised within ten (10) years from the date of grant, provided that options granted to a person then owning more than 10% of the outstanding stock of Merchants must be exercised before the fifth anniversary of the date of grant. Options not exercised within the stated time period will expire.

The Committee may impose such transfer restrictions on the shares of Common Stock acquired pursuant to the exercise of options under the Plan as may be required, among others, by applicable federal or state securities laws. Merchants has a "right of first refusal" pursuant to which any shares of Common Stock acquired by exercising an option must first be offered to Merchants before they may be sold to a third party. Merchants may then purchase the offered shares on the same terms and conditions (including price) as apply to the potential third-party purchaser.

The Board of Directors of Merchants may terminate, amend or modify the Plan at any time, provided that no such action of the Board, without prior approval of the shareholders may: increase the number of shares which may be issued under the Plan; materially increase the cost of the Plan or increase benefits to participants or change the class of individuals eligible to receive options.

The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and Merchants will not be entitled to a tax deduction when an Incentive Stock Option is excercised. The tax consequences to an optionee upon disposition of share acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option which qualifies as such under the Internal Revenue Code. Generally, there will be no tax consequences to Merchants in connection with the disposition of shares acquired under an option.

The following table presents information about stock options granted in 1997 to the officers named in the Summary Compensation Table.

                          STOCK OPTION GRANTS IN 1997


-----------------------------------------------------------------------
                 Options    % of Total Options    Exercise  Expiration
     Name        Granted  Granted in Fiscal Year   Price       Date
-----------------------------------------------------------------------
Michael Murry      -0-             -0-              n/a        n/a
-----------------------------------------------------------------------
Robert Blonski     -0-             -0-              n/a        n/a
-----------------------------------------------------------------------
Conrad Kaminski    -0-             -0-              n/a        n/a
-----------------------------------------------------------------------
James Bomberg      -0-             -0-              n/a        n/a
-----------------------------------------------------------------------

The following table summarizes for each of the officers named in the Summary Compensation Table the number of shares of Merchants stock acquired upon exercise of options during the fiscal year ended December 31, 1997; the aggregate dollar value realized upon exercise of options; the total number of unexercised options held at the end of the fiscal year ended December 31, 1997; and the aggregate dollar value of in-the-money unexercised options held at the end of the fiscal year ended December 31, 1997. Value realized upon exercise is the difference between fair market value of the underlying stock on the exercise date and the exercise price of the option. Value of unexercised in-the-money options at the fiscal year-end is the difference between exercise price and the fair market value of the underlying stock on December 31, 1997, which was $46.75 per share. These values, unlike any amount which may be set forth in the column headed "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; the actual gains, if any, on exercise will depend on the value of Merchants' stock on the date of exercise. As of December 31, 1997, all unexercised options were exercisable.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                       AND FISCAL YEAR-END OPTION VALUES


-------------------------------------------------------------------------------------------
                                                 Number of       Value of Unexercised
                 Shares Acquired   Value    Unexercised Options   In-the-Money Options
                   on Exercise    Realized  on December 31, 1997  on December 31, 1997
     Name              (#)            $             (#)                   ($)
-------------------------------------------------------------------------------------------
Michael Murry          ---          ---            1,500              $25,125
-------------------------------------------------------------------------------------------
Robert Blonski        3,000        $80,250          ---                   ---
-------------------------------------------------------------------------------------------
Conrad Kaminski       1,000        $15,980         2,000              $52,770
-------------------------------------------------------------------------------------------
James Bomberg         2,000        $31,960         1,000              $26,660
-------------------------------------------------------------------------------------------

BENEFIT PLANS

Merchants maintains a 401k Profit Sharing Plan for the benefit of all employees who have attained the age of 20-1/2 years and have completed six months of service as of the 401k Profit Sharing Plan anniversary date, June 1st. A participating employee may elect to defer a portion of his or her compensation (between 1% and 12% of base compensation, subject to certain limitations, in 1% increments) and contribute this amount to the 401k Profit Sharing Plan. Deferrals of up to 6% of compensation which are contributed to a trust set up pursuant to the 401k Profit Sharing Plan may be deducted by Merchants for federal income tax purposes. Merchants may make either or both of the following types of contributions out of its net profits to the 401k Profit Sharing Plan (I) matching contributions up to 1% of base compensation; (ii) discretionary contributions which are based on consolidated earnings of Merchants. Employees of Merchants are fully vested in all amounts contributed to their account under matching and discretionary contributions made by Merchants. Total contributions amounted to $180,305 in 1997, contributions for Messrs. Murry, Blonski, Kaminski and Bomberg (the persons listed in the Compensation Table) were $9,938, $5,017, $5,346 and $5,206 respectively. With respect to the investment of individual accounts, a participant may direct the Trustee in writing to invest the vested portion of his/her account in specific assets, including Merchants' securities.

Merchants has established a Salary Continuation Plan to provide retirement income for President James Bomberg, Chief Financial Officer James Mroczkowski and Vice President Cynthia Loew. The Salary Continuation Plan is a non-qualified executive benefit plan in which Merchants agrees to pay the executive additional benefits at retirement in return for continued satisfactory performance. The Merchants Continuation Agreement provides for annual retirement benefits of $60,700 for Mr. Bomberg, $35,800 for Mr. Mroczkowski and $30,700 for Ms. Loew, commencing at age 65 and continuing for a period of 15 years. The Salary Continuation Plan is unfunded (no specific assets are set aside by Merchants in connection with the Plan). If the covered executive leaves the bank's employ, either voluntarily or involuntarily, the agreement under the Salary Continuation Plan terminates and the executive receives no benefits unless obligations under the Plan are assumed by a subsidiary of Merchants, because of the executive's employment status with such subsidiary. The Salary Continuation Plan is informally linked with a single premium universal life insurance policy. The executive is the insured under the policy, but Merchants is the owner and beneficiary of the policy. The executive has no claim on the insurance policy, its cash value or the proceeds thereof.

Franklin State Bank has adopted a Deferred Compensation Plan. Directors of Franklin State Bank may elect to defer the directors' fees paid to them until retirement with no income tax payable by the director until retirement benefits are received. The deferral agreement provides for full vesting since the covered director is setting aside his current compensation. Payments begin in the first year following retirement.

                                   PROPOSAL 2

                    PROPOSAL TO AMEND MERCHANTS' ARTICLES OF
               INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK.

DESCRIPTION OF AMENDMENT:

The Merchants' Board of Directors unanimously approved and recommended that Merchants' shareholders approve an amendment to Article IV of the Articles which will increase the number of authorized shares of Common Stock of Merchants from 1,500,000 shares to 3,000,000 shares. If the proposal is adopted by Merchants' shareholders, it is expected that the amendment will become effective on May 26, 1998, or as soon as practicable thereafter. No holder of the Common Stock of Merchants has any preemptive rights. The complete text of the amendment is attached to this Proxy Statement as Exhibit A.

Under the current Articles, Merchants is authorized to issue up to 1,500,000 shares of Common Stock, par value $1.00. As of April 15, 1998, 1,360,948 shares were outstanding. If the amendment is adopted, Merchants would be authorized to issue up to 3,000,000 shares of Common Stock, par value $1.00.

REASONS FOR AND EFFECT OF AMENDMENT:

The Board of Directors believes that it is desirable to have additional authorized shares of Common Stock available for stock dividends and splits (such as the recent 50% stock dividend), possible acquisitions and other general corporate purposes. While Merchants is engaged in an ongoing process of evaluating potential acquisitions, Merchants is not involved in negotiating an acquisition involving issuance of additional stock at the present time. While Merchants cannot predict when and if stock dividends or stock splits or acquisitions will occur, having the additional authorized shares available for issuance in the future will provide greater flexibility and will avoid the delay and expense of a special shareholders meeting, unless such meeting is required by applicable law.

The increase in the number of authorized shares is not designed to deter or prevent a change in control; however, under certain circumstances, Merchants could use additional shares to avoid a takeover or change in control of Merchants which the Board of Directors deems not to be in the best interest of the Shareholders of Merchants. Merchants is not aware of any attempt to effect such a takeover or change in control. As of this date there are no plans or commitments with respect to the sale of additional shares of Common Stock of Merchants.

The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon proportionate voting power of present shareholders of Merchants. However, to the extent that shares are subsequently issued to persons other than present shareholders and/or in proportions other than the proportion that presently exists, such issuance could have a dilutive effect on present shareholders.

If a quorum exists, the proposed amendment to the Articles of Incorporation is approved if the votes cast favoring the amendment exceed the votes opposing the amendment. A majority of the votes entitled to be cast on the amendment constitutes a quorum. The Board of Directors recommends that the shareholders vote FOR the amendment. Proxies solicited by the Board of Directors will be so voted unless shareholders specify to the contrary in their proxies or abstain from voting on this matter. The complete text of the proposed amendment is attached to this proxy statement as Exhibit A.

                                   PROPOSAL 3

                  PROPOSAL TO INCREASE THE NUMBER OF SHARES OF
               COMMON STOCK TO BE RESERVED FOR ISSUANCE UNDER THE
                          INCENTIVE STOCK OPTION PLAN.

Merchants' 1996 Incentive Stock Option Plan was adopted by the shareholders at the Annual Meeting in 1996. The purpose of the Plan is to advance the interest of the shareholders of Merchants by providing opportunity for ownership of the stock of Merchants to present and future officers and key employees of Merchants and its subsidiaries. The Plan is intended to provide an incentive for maximum effort in the successful operation of Merchants and its subsidiaries. The Board of Directors also believes that the Plan will give Merchants an additional type of incentive-based compensation to attract and retain experienced and able employees.

A summary description of the Plan is contained herein under "Executive Compensation - 1996 Incentive Stock Option Plan." The Summary is qualified in its entirety by reference to the Plan, which may be reviewed upon request to the Secretary of Merchants.

As adopted in 1996, a maximum of 13,500 shares (20,250 shares after adjustment for the 50% stock dividend declared in 1998) were authorized for grant over the ten (10) year period of the Plan.

Subject to approval of the shareholders, at the Annual Meeting, the Board of Directors, on April 20, 1998 approved the increase of additional shares for grant under the Plan. This increase will bring the total shares authorized for grant to 60,000 shares. All other terms and conditions of the Plan will remain in effect. No awards have been made of the additional shares.

The increase in the amount of shares of Common Stock reserved for issue upon the exercise of options granted must be approved by the holders of a majority of the issued and outstanding shares of Common Stock.

The Board of Directors recommends a vote FOR the approval of the resolution amending the 1996 Incentive Stock Option Plan. Proxies solicited by the Board of Directors will be so voted unless shareholders specify to the contrary in their proxies or abstain from voting on this matter. The complete text of the amendment is attached to this Proxy Statement as Exhibit B.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has selected Ernst & Young LLP as Merchants' independent auditors for the fiscal year ending December 31, 1998. Representatives of Ernst & Young will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                                 OTHER MATTERS

Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE OFFICE OF THE SECRETARY, MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., 14100 WEST NATIONAL AVENUE, P.O.BOX 511160, NEW BERLIN, WISCONSIN, 53151.

                                  By Order of the Board of Directors,



                                  By:   /s/ Michael J. Murry
                                     ----------------------------------
                                  Michael J. Murry
                                  Chairman of the Board

May 4, 1998

                                   EXHIBIT A


   RESOLVED, that the Articles of Incorporation of Merchants and Manufacturers Bancorporation, Inc. be amended by striking out amended
   Article IV, relating to Capital, reading as follows:

        "The aggregate number of shares of stock which this Corporation shall have authority to issue shall be one million five hundred thousand (1,500,000) shares of Common Stock of the par value of One Dollar ($1.00) per share."

     and inserting in lieu thereof the following:

        "The aggregate number of shares of stock which this Corporation shall have authority to issue shall be three million
        (3,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share."

                                   EXHIBIT B


   RESOLVED, that Subsection 5.1 of Section 5 of Merchants and
   Manufacturers Bancorporation, Inc.'s 1996 Incentive Stock Option Plan shall be, and it hereby is, amended by striking out the first sentence reading as follows:

        "Subject to adjustment as provided in Section 5.3, the total number of shares of stock with respect to which options may be granted pursuant to the Plan shall be 13,500."

     and inserting in lieu thereof the following:

        "Subject to adjustment as provided in Section 5.3, the total number of shares of stock with respect to which options may be granted pursuant to the Plan shall be 60,000."


                    1997 ANNUAL REPORT
                    TABLE OF CONTENTS
                                                      PAGE
Chairman's Letter                                        2

Selected Consolidated Financial Data                     4

Selected Quarterly Financial Data                        5

Management's Discussion and Analysis of

Financial Conditions and Results of Operations           5

Business of The Corporation                             16

Report of Management                                    20

Report of Independent Auditors                          21

Consolidated Statements of Financial Condition          22

Consolidated Statements of Income                       23

Consolidated Statements of Stockholders' Equity         24

Consolidated Statements of Cash Flows                   25

Notes to Consolidated Financial Statements              27

Directors and Officers                                  42

Investor Information                                    46


Dear Stockholders:

1997 was an excellent year for the banking industry in general, and for Merchants & Manufacturers Bancorp in particular. For the third consecutive year, we enjoyed a substantial growth in earnings which was reflected in the increased demand for MMBC stock. The successful introduction of new fee-based service products, coupled with a strong growth trend throughout the branch organization, has put us on a firm financial footing and enabled us to plan ahead for continued expansion.

The consolidation that is occurring throughout the industry is familiar to any reader of the financial pages. As key analysts have pointed out, this has created new opportunities for banking organizations such as ours to increase market share. Increasingly, small to medium sized businesses, as well as individuals, are feeling squeezed out by the larger banks and are looking to independents to provide the financial services they need. Our continuing growth in both the commercial and retail sectors is reflecting this trend. Our plans for 1998 and beyond are based on the principle of steady growth through customer service.

To ensure equality banking relationships with customers at all levels, we have undertaken a major reorganization. Several top executives have been promoted to the office of President within the holding company for the express purpose of working with new and existing commercial accounts. Additionally, our commercial lending staff has been augmented to meet the needs of our business customers.

On the consumer side, we have promoted some of our best and most experienced officers to the Presidencies of our member banks. This will provide a seamless transition which will enable those institutions to successfully absorb the growth we anticipate in the consumer sector. Our ability to promote from within demonstrates both the quality of our people and our ability to provide career opportunities inside the organization.

1997 also saw the development of plans for the new office of Franklin State Bank which will be located in the Franklin Business Park. In line with our tradition of providing value-added services to our commercial customers, this branch will be equipped with a state of the art business conference center capable of providing teleconferencing, data networking, and other communications services to our customers as well as to other businesses. Because many of the firms that work with us are oriented toward manufacturing and engineering the new center will be fully capable of handling technical data transmission. We expect to be fully operational by October of 1998.

1998 will also see the opening of a new Senior Services Center in West Allis as well as the introduction of a number of revenue-generating products including trust services.

As we progress toward the year 2000, we anticipate continued expansion. A portion of this will take place through carefully selected acquisitions. In order to facilitate this plan we will increase the number of authorized shares for acquisition purposes.

M&M Bancorp shares are in great demand from many quarters including existing shareholders, employee retirement programs, and new investors. Our actions will provide the most effective means of accomplishing growth while continuing to add value for stockholders.

As a family of neighborhood banks, we feel that it is our duty, both collectively and individually, to participate in the life of our communities.
I would like to call to your attention the exemplary efforts undertaken by our company and our employees on behalf of many worthy causes. We provide continued support to the Lincoln Neighborhood Redevelopment Corporation, the St. Josaphat Basilica Foundation, Alverno College, and many other civic and charitable groups. Our employees are actively involved in activities in support of neighborhood, civic, cultural and charitable organizations including the Milwaukee Symphony, St. Francis Hospital, the American Cancer Society, Polish Fest, and many others. Our commitment to our customers, our neighborhoods, and to each other reflects what we mean when we say that Merchants & Manufacturers Bancorp is truly "Going Beyond the Numbers."

Sincerely,




By:   /s/ Michael J. Murry
   --------------------------
      Michael J. Murry
      Chairman of the Board of Directors

                            SELECTED FINANCIAL DATA

     The following table summarizes certain historical financial data regarding the Corporation. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Corporation presented elsewhere herein (dollars in thousands, except per share data):

                                                         At or For the Year Ended December 31,
                                                --------------------------------------------------------
                                                  1997      1996(4)      1995        1994        1993
                                                ---------  ---------  ----------  ----------  ----------
SELECTED BALANCE SHEET DATA
Total assets                                     $296,678   $267,723    $264,247    $248,181    $239,944
Loans receivable, net                             227,178    189,791     163,650     149,925     137,715
Investment securities held to maturity                  0          0           0       4,326       4,451
Investment securities available for sale           12,649     15,499      15,833       9,464      12,097
Mortgage-related securities available for sale     28,169     27,154      44,251      54,634      52,185
Deposits                                          264,669    232,933     233,083     223,446     214,631
Short-term borrowings                               1,500      6,850       3,000           0           0
Stockholders' equity                               29,496     26,380      26,543      23,573      24,741
Realized stockholders' equity(3)                   29,477     26,583      26,724      25,512      24,612

SELECTED INCOME STATEMENT DATA
Total interest income (taxable-equivalent)(1)    $ 21,126   $ 19,401    $ 18,479    $ 16,212    $ 15,543
Total interest expense                              9,090      8,362       7,921       6,155       6,476
                                                --------------------------------------------------------
 Net interest income                               12,036     11,039      10,558      10,057       9,067
Provision for loan losses                             192         96         132          43         211
                                                --------------------------------------------------------
 Net interest income after provision for
  loan losses                                      11,844     10,943      10,426      10,014       8,856
Net gain (loss) on security sales                      78         70          61        (244)         (8)
Other noninterest income                            1,578      1,485       1,267       1,185       1,391
                                                --------------------------------------------------------
   Total noninterest income                         1,656      1,555       1,328         941       1,383
Noninterest expense                                 9,620      9,417       9,040       8,484       8,268
                                                --------------------------------------------------------
   Income before income taxes                       3,880      3,081       2,714       2,471       1,971
Income taxes                                        1,439      1,064         917         874         651
Less taxable equivalent adjustment                     32         73          96          73         101
                                                --------------------------------------------------------
   Net income                                    $  2,409   $  1,944    $  1,701    $  1,524    $  1,219
                                                ========================================================

PER SHARE DATA
Net income - basic(2)                            $   2.75   $   2.22    $   1.91    $   1.71    $   1.37
Net income - diluted(2)                          $   2.72   $   2.20    $   1.90    $   1.70    $   1.36
Cash dividend declared                           $   0.80   $   0.79    $   0.64    $   0.51    $   0.50
Book value(2)                                    $  32.64   $  30.50    $  29.80    $  26.48    $  27.82
Average shares outstanding(2)                     874,562    875,082     889,677     890,655     889,363

OTHER DATA
Net interest margin                                 3.95%      3.87%       3.86%       3.93%       3.81%
Allowance for loan losses to non-accrual loans    299.42%    206.87%     232.92%     189.64%     157.49%
Nonperforming assets to total assets                0.24%      0.35%       0.25%       0.35%       0.41%
Stockholders' equity to total assets(2),            9.94%      9.85%      10.04%       9.50%      10.31%
Average stockholders' equity to average assets      9.77%      9.94%      10.01%       9.87%      10.91%
Return on assets (ratio of net income to
 average total assets)                              0.86%      0.74%       0.67%       0.62%       0.51%
Return on stockholders' equity (ratio of net
 income to average equity)                          8.82%      7.42%       6.71%       6.27%       4.87%
Dividend payout ratio                              29.18%     35.54%      33.45%      29.79%      33.22%
Facilities:
 Number of full-service offices                         8          8           8           6           6
 Number of limited services offices                     6          6           6           4           5

(1) Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a tax-equivalent basis.
(2) Computed assuming that the 330,625 shares of common stock issued in connection with the April 2, 1993 merger conversion of Lincoln Community Bank were issued and outstanding for all periods presented. No adjustment for the additional income that could have been earned had the net proceeds from the issuance been available for prior periods had been made.
(3)  Excludes SFAS 115 mark-to-market equity adjustment.
(4) Restated to reflect additional loan loss provision of $364,000 and one-time SAIF assessment of $604,000.

                       SELECTED QUARTERLY FINANCIAL DATA

     The following table sets forth certain unaudited income and expense data on a quarterly basis for the periods indicated (dollars in thousands, except per share data):


                                                1997                            1996
                                   --------------------------------------------------------------
                                    3/31    6/30    9/30   12/31    3/31    6/30    9/30    12/31
                                   --------------------------------------------------------------
Interest income
(taxable-equivalent) (1)           $4,952  $5,173  $5,386  $5,615  $4,696  $4,750   $4,950  $5,005
Interest expense                    2,168   2,201   2,321   2,400   2,024   2,044    2,138   2,156
                                   --------------------------------------------------------------
  Net interest income               2,784   2,972   3,065   3,215   2,672   2,706    2,812   2,849
Provision for loan losses              48      48      48      48      36      36      388       0
Noninterest income                    396     390     433     437     368     366      405     416
Noninterest expense                 2,625   2,318   2,343   2,334   2,592   2,183    2,989   2,257
                                   --------------------------------------------------------------
Income (loss) before taxes            507     996   1,107   1,270     412     853     (160)  1,008
Income taxes (benefit)                196     366     408     469     133     290      (62)    369
Less taxable equivalent
  Adjustment                            6       6       8      12      22      22       21       8
                                   ===============================================================
  Net income (loss)                 $ 305   $ 624   $ 691   $ 789   $ 257   $ 541    $(119)  $ 631
                                   ===============================================================
Basic earnings (loss) per share     $0.35   $0.72   $0.79   $0.89   $0.29   $0.62   ($0.14)  $0.73
                                   ===============================================================
Diluted earnings (loss) per share   $0.35   $0.71   $0.78   $0.88   $0.29   $0.61   ($0.14)  $0.72
                                   ===============================================================
Dividends per share                 $0.20   $0.20   $0.20   $0.20   $0.17   $0.17    $0.20   $0.25
                                   ===============================================================

(1) Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a tax-equivalent basis.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
GENERAL

     The following discussion is intended as a review of significant factors affecting the Corporation's financial condition and results of operations as of and for the period ended December 31, 1997, as well as providing comparisons with previous years. This discussion should be read in conjunction with the Consolidated Financial Statements and accompanying notes and the selected financial data presented elsewhere in this report. It should be noted that the financial statements are restated to reflect the April 2, 1993 merger conversion of Lincoln Community Bank S.A. which was accounted for as a pooling-of-interests.

NET INTEREST INCOME

     Net interest income equals the difference between interest earned on assets and the interest paid on liabilities and is a measure of how effectively management has balanced and allocated the Corporation's interest rate sensitive assets and liabilities. Net interest income is the most significant component of earnings. Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a taxable-equivalent basis.

     Net interest income on a FTE basis increased to $12.0 million in 1997, compared with $11.0 million in 1996 and $10.6 million in 1995. This increase of $997,000 in net interest income in 1997 was due primarily to an increase in the volume of earning assets in 1997 (a $1.7 million increase). This gain was partially offset by an increase in the volume of interest bearing liabilities (a $777,000 increase).

     The total increase in average earning assets was primarily due to an increase in average loans of $32.0 million. All of the loan growth was internally generated. Interest bearing deposits increased $11.6 million in 1997. The Corporation's entrance into new markets, introduction of new products and its pricing of time deposits were contributing factors to the growth in deposits.

     The following table sets forth, for the periods indicated, information regarding the average balances of assets and liabilities and the total dollar amount of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yields, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities, and net interest margin. Average balances have been calculated using average daily balances during such periods (dollars in thousands):




                                                              At or for the Year Ended December 31,
                                               ---------------------------  -------------------------------------------
                                                           1997                                1996
                                               ---------------------------  -------------------------------------------
                                               AVERAGE             AVERAGE     AVERAGE                       AVERAGE
                                               BALANCE   INTEREST   RATE       BALANCE       INTEREST         RATE
                                               --------  --------  -------  -------------  -------------  -------------
ASSETS
Loans(1),(2)                                   $208,807   $17,972    8.61%       $176,790        $15,230          8.61%
Loans exempt from federal
 Income taxes(3)                                    683        77   11.27%            753             88         11.69%
Taxable investment securities(4)                 16,043       967    6.03%         17,260          1,028          5.96%
Mortgage-related securities(4)                   23,629     1,508    6.38%         38,475          2,407          6.26%
Investment securities exempt
 From federal income taxes(3),(4)                   233        18    7.73%          2,003            126          6.29%
Other securities                                 11,091       584    5.27%         10,139            522          5.15%
                                               ------------------                -----------------------
Interest earning assets                         260,486    21,126    8.11%        245,420         19,401          7.91%
Non interest earning assets                      19,082                            18,238
                                               --------                          --------
 Average Assets                                $279,568                          $263,658
                                               ========                          ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
NOW deposits                                    $21,466       405    1.89%        $23,011            479          2.08%
Money market deposits                             6,448       155    2.40%          6,291            158          2.51%
Savings deposits                                 61,575     1,327    2.16%         64,345          1,400          2.18%
Time deposits                                   125,600     7,010    5.58%        109,862          6,109          5.56%
Other borrowings                                  3,425       193    5.64%          3,564            216          6.06%
                                               ------------------                -----------------------
Interest bearing liabilities                    218,514     9,090    4.16%        207,073          8,362          4.04%
                                                          -------                           ------------
Demand deposits and other non
 Interest bearing liabilities                    33,745                            30,369
Stockholders' equity                             27,309                            26,216
                                               --------                          --------
 Average Liabilities and
  Stockholders' Equity                         $279,568                          $263,658
                                               ========                          ========
Net interest income/spread                                $12,036    3.95%                       $11,039          3.87%
                                                          ================                  ===========================
Net interest earning assets                     $41,972                           $38,347
                                               ========                          ========
Net yield on interest earning
 Assets                                                              4.62%                                        4.50%
Ratio of average interest-earning                                    =====                                        =====
 Assets to average interest-
 Bearing liabilities                               1.19                              1.19
                                               ========                          ========


                                                 At or for the Year Ended December 31,
                                                 -------------------------------------
                                                                   1995
                                                 -------------------------------------
                                                 Average                       Average
                                                 Balance       Interest         Rate
                                                 --------      --------        -------
ASSETS
Loans(1),(2)                                     $154,696       $13,502          8.73%
Loans exempt from federal
 Income taxes(3)                                      825            97         11.76%
Taxable investment securities(4)                   13,796           800          5.80%
Mortgage-related securities(4)                     49,031         3,043          6.21%
Investment securities exempt
 From federal income taxes(3),(4)                   2,643           186          7.04%
Other securities                                   14,812           851          5.75%
                                                 ----------------------
Interest earning assets                           235,803        18,479          7.84%
Non interest earning assets                        17,289
                                                 --------
 Average Assets                                  $253,092
                                                 ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
NOW deposits                                      $22,451           483          2.15%
Money market deposits                               7,514           187          2.49%
Savings deposits                                   68,860         1,694          2.46%
Time deposits                                      96,987         5,345          5.51%
Other borrowings                                    3,432           212          6.18%
                                                 ----------------------
Interest bearing liabilities                      199,244         7,921          3.98%
Demand deposits and other non                                  --------
 Interest bearing liabilities                      28,505
Stockholders' equity                               25,343
                                                 --------
 Average Liabilities and
  Stockholders' Equity                           $253,092
                                                 ========
Net interest income/spread                                      $10,558          3.86%
                                                               =======================
Net interest earning assets                       $36,559
                                                 ========
Net yield on interest earning
 Assets                                                                          4.48%
                                                                              ========
Ratio of average interest-earning
 Assets to average interest-
 Bearing liabilities                                 1.18
                                                 ========

(1) For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts outstanding.
(2) Interest earned on loans includes loan fees (which are not material in amount) and interest income which has been received from borrowers whose loans were removed from nonaccrual status during the period indicated.
(3) Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields.
(4) Includes securities available for sale. Average balances of securities available-for-sale are based on amortized cost.

     The following table sets forth the effects of changing interest rates and volumes of interest earning assets and interest bearing liabilities on net interest income of the Corporation. Information is provided with respect to
(i) effect on net interest income attributable to changes in volume (changes in volume multiplied by prior rate), (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume),
(iii) changes in a combination of rate and volume (changes in rate multiplied by changes in volume), and (iv) net change (in thousands):




                                                                    For the Year Ended December 31,
                                                          -----------------------------------------------------
                                                                             1997 vs. 1996
                                                          -----------------------------------------------------
                                                                     INCREASE/(DECREASE)
                                                                            DUE TO
                                                          ----------------------------------------    TOTAL
                                                                                         VOLUME      INCREASE
                                                            VOLUME          RATE         & RATE     (DECREASE)
                                                          ------------  ------------  ------------  -----------
Interest-Earning Assets:
 Loans receivable(1)                                           $2,758          ($14)          ($2)     $2,742
 Loans exempt from federal
  Income taxes(2)                                                  (8)           (3)            0         (11)
 Taxable investment securities(3)                                 (74)           12             1         (61)
 Mortgage-related securities(3)                                  (928)           48           (19)       (899)
 Investment securities exempt
  From federal income taxes(2),(3)                               (112)           29           (25)       (108)
 Other securities                                                  49            12             1          62
                                                          -----------------------------------------------------
  Total interest-earning assets                                $1,685           $84          ($44)      1,725
                                                          =====================================================

Interest-Bearing Liabilities:
 NOW deposits                                                    ($32)         ($45)           $3        ($74)
 Money market deposits                                              4            (7)            0          (3)
 Savings deposits                                                 (61)          (13)            1         (73)
 Time deposits                                                    875            23             3         901
 Other borrowings                                                  (9)          (15)            1         (23)
                                                          -----------------------------------------------------
  Total interest-bearing liabilities                             $777          ($57)           $8        $728
                                                          =====================================================
 Net change in net interest income                                                                       $997
                                                                                                      =========



                                                                     For the Year Ended December 31,
                                                          -----------------------------------------------------
                                                                             1996 vs. 1995
                                                          -----------------------------------------------------
                                                                     INCREASE/(DECREASE)
                                                                            DUE TO
                                                          ----------------------------------------    TOTAL
                                                                                         VOLUME      INCREASE
                                                            VOLUME          RATE         & RATE     (DECREASE)
                                                          ------------  ------------  ------------  -----------
Interest-Earning Assets:
 Loans receivable(1)                                          $1,928        ($175)           ($25)      $1,728
 Loans exempt from federal
  Income taxes(2)                                                 (8)          (1)              0           (9)
 Taxable investment securities(3)                                201           22               5          228
 Mortgage-related securities(3)                                  (45)         (20)              5          (60)
 Investment securities exempt
  From federal income taxes(2),(3)                              (655)          24              (5)        (636)
 Other securities                                               (268)         (88)             27         (329)
                                                          ------------------------------------------------------
  Total interest-earning assets                               $1,153        ($238)             $7          922
                                                          ======================================================

Interest-Bearing Liabilities:
 NOW deposits                                                    $12         ($16)             $0          ($4)
 Money market deposits                                           (30)           1               0          (29)
 Savings deposits                                               (111)        (196)             13         (294)
 Time deposits                                                   710           48               6          764
 Other borrowings                                                  8           (4)              0            4
                                                          ------------------------------------------------------
  Total interest-bearing liabilities                            $589        ($167)            $19         $441
                                                          ======================================================
 Net change in net interest income                                                                        $481
                                                                                                      ===========

(1) Interest earned on loans includes loan fees (which are not material in amount) and interest income which has been received from borrowers whose loans were removed from nonaccrual during the period indicated.
(2) Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields.
(3)  Includes securities available for sale.

PROVISION FOR LOAN LOSSES

     During 1997, the Corporation made a provision of $192,000 to the allowance for loan losses, as compared to a provision of $460,000 in 1996 and $132,000 in 1995. The 1996 increase did not reflect deteriorating quality in the loan portfolio but primarily reflected an increase in loan volume and an assessment regarding general economic conditions. Loan charge-offs for 1997 decreased by $45,000, over 1996 to $38,000. This compares to charge-offs of $63,000 in 1995. Although management considers the allowance for loan losses to be adequate to provide for potential losses in the loan portfolio, there can be no assurance that losses will not exceed estimated amounts or that the subsidiary banks will not be required to make further and possibly larger additions to their allowance in the future.

NON-INTEREST INCOME

     Non-interest income increased $101,000 in 1997 and $227,000 in 1996. The composition of non-interest income is shown in the following table (in thousands).



                                        For the Year Ended December 31,
                                            1997         1996         1995
                                        ----------------------------------
Service charges on deposit accounts       $  746       $  725       $  726
Service charges on loans                     141          172           75
Net gain on securities sales                  78           70           61
Other                                        691          588          466
                                        ----------------------------------
   Total noninterest income               $1,656       $1,555       $1,328
                                        ==================================

     Service charge income on deposit accounts increased $21,000 in 1997 and decreased $1,000 in 1996. The increase in the charges on eligible accounts caused the increase in 1997 income, while the 1996 decrease can be attributed to the increase in no-charge accounts.

     The Corporation recorded a net gain of $78,000 on the sale of $12.3 million of securities in 1997, $70,000 on the sale of $15.8 million of securities in 1996 and $61,000 on the sale of $13.7 million of securities in 1995. The proceeds from the sale of the investments were used to purchase short term variable rate securities and to meet existing loan demand.

     Service charges on loans decreased $31,000 from $172,000 in 1996 to $141,000 in 1997. The 1997 decline can be attributed directly to the types of new loans generated.

     Other non-interest income increased $103,000 in 1997 and increased $122,000 in 1996. Other non-interest income consists of rents of safe deposit boxes, lock box fees, TYME machine income, lease income and miscellaneous fees.

NON-INTEREST EXPENSE

     Non-interest expense decreased $401,000 (4.0%) for the year ended December 31, 1997, and increased $981,000 (10.9%) for the year ended December 31, 1996. The major components of non-interest expense are shown in the following table (in thousands).



                                       For the Year Ended December 31,
                                           1997         1996         1995
                                       ----------------------------------
Salaries and employee benefits           $5,453       $5,223       $4,706
Bank premises and equipment               1,412        1,340        1,208
Data processing fees                        612          561          540
SAIF Assessment                               0          604            0
Federal deposit insurance premiums           75          159          362
Other                                     2,068        2,134        2,224
                                         ------      -------       ------
  Total noninterest expense              $9,620      $10,021       $9,040
                                         ======      =======       ======

     Salaries and employee benefits increased $230,000 in 1997, reflecting additional staff hires, higher benefit costs, changes in personnel and normal pay raises. The 1997 increase in the cost of employee benefits, particularly medical insurance amounted to $71,000. The 4.4% increase in salaries and employee benefits in 1997 compares with the 10.9% increase in 1996.

     Premises and equipment expense increased $72,000 in 1997. The increase was due to the construction of the corporate headquarters located in New Berlin. The 20,000 square foot building was completed in May 1997. The $132,000 increase in 1996 was the result of the opening of two new branch offices of Lincoln State Bank.

     Data processing fees increased $51,000 in 1997 and $21,000 in 1996. The 1997 and 1996 increase was due to increased volume and new services being provided by the service bureau.

     During the third quarter of 1996 Lincoln Community Bank incurred a $604,000 charge from the FDIC which represented its share of the recapitalization of the Savings Association Insurance Fund (SAIF). This charge was set at 0.657% of Lincoln Community Bank's deposit liabilities as of March 31, 1995. Although this charge adversely impacted results of operations, it is expected to provide long-term benefits to the Corporation in the form of lower federal insurance premiums.

     Federal deposit insurance fees represent premiums paid for FDIC insurance on the banks' deposits. The FDIC assesses the banks based on the level of deposits. In 1995 the Bank Insurance Fund (BIF) reached its prescribed capitalization level mandated by Congress as part of FDIC Institutions Improvement Act of 1991. As a result the bank's premium was reduced by $84,000 in 1997 and $203,000 in 1996.

     Other expenses decreased $66,000 in 1997. The decrease was primarily due to a reduction in service charges being paid to the Corporation's correspondent bank and a decrease in the Corporation's annual fee to the Lincoln Neighborhood Redevelopment Corporation. In 1996 other expenses decreased $90,000 because of the continued management of operating expenses.

INCOME TAXES

     The Corporation's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans and interest income on securities in the M&M Lincoln Investment Corporation portfolio and Lincoln Investment Management Corporation for which state taxes are not imposed. The Corporation recorded provisions for income taxes totaling $1.4 million, $730,000 in 1996 and $917,000 in 1995. The 1997 increase was due to the additional taxable income along with a reduction in the balance of tax-exempt securities. The decline in 1996 income taxes is a result of lower taxable income.

NET INCOME

     For the years ended December 31, 1997, 1996 and 1995, the Corporation posted net income of $2.409 million, $1.310 million and $1.701 million, respectively.

LOANS RECEIVABLE

     Net loans receivable increased $37.4 million, or 19.7%, from $189.8 million at December 31, 1996, to $227.2 million at December 31, 1997. Currently, loans receivable consist mainly of mortgages secured by residential properties located in the Corporation's primary market area and commercial loans secured by business assets, real estate, and guarantees. The following table shows the composition of the Corporation's loan portfolio on the dates indicated (in thousands):


                                                          At December 31,
                                              1997      1996      1995      1994      1993
                                          ------------------------------------------------
First Mortgage:
 Conventional single-family residential    $58,821   $58,358   $57,629   $55,478   $53,006
 Commercial and multifamily residential     78,365    61,707    44,594    42,046    32,197
 Construction and land                      18,191    12,872    12,619     8,254     6,514
                                          ------------------------------------------------
                                           155,377   132,937   114,842   105,778    91,717
Commercial business loans                   56,846    45,036    36,605    35,118    39,926
Consumer and installment loans              12,220    10,984    10,810     7,377     5,222
Leases                                       2,311       599         0         0         0
Home equity loans                            1,496     1,367     1,695     1,577     1,620
Other                                        1,081       883     1,326     1,644     1,406
                                          ------------------------------------------------
                                            73,954    58,869    50,436    45,716    48,174
Less:
 Undisbursed portion of loan proceeds            0         0         0         0       708
 Deferred loan fees                             60        76        95       105       112
 Allowance for loan losses                   2,093     1,939     1,533     1,464     1,356
                                          ------------------------------------------------
                                          $227,178  $189,791  $163,650  $149,925  $137,715
                                          ================================================

     The following table presents information as of December 31, 1997 regarding loan maturities and contractual principal repayments by categories of loans during the periods indicated. Loans with adjustable interest rates are shown maturing in the year of their contractual maturity. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.



                                                               AFTER ONE BUT
                                     WITHIN ONE YEAR         WITHIN FIVE YEARS     AFTER FIVE YEARS        TOTAL
                                     ----------------------------------------------------------------------------
COMMERCIAL BUSINESS LOANS                    $34,573               $22,099           $   174             $ 56,846
REAL ESTATE LOANS                             61,666                55,969            37,742              155,377
                                     ----------------------------------------------------------------------------
                                             $96,239               $78,068           $37,916             $212,223
                                     ----------------------------------------------------------------------------
LOANS MATURING AFTER ONE YEAR WITH:
FIXED INTEREST RATES                                               $70,407           $ 6,892
VARIABLE INTEREST RATES                                              7,661            31,024
                                                                ----------------------------
                                                                   $78,068           $37,916
                                                                ----------------------------

ALLOWANCE FOR LOAN LOSSES

     The Corporation maintains an allowance for loan losses to absorb potential losses in its loan portfolio. Management's determination of the adequacy of the allowance is based on review of specific loans, past loan loss experience, general economic conditions and other pertinent factors. If, as a result of charge-offs or increases in the risk factors of the loan portfolio, the allowance is below the level considered to be adequate to absorb future losses, the periodic provision to the allowance is increased. Loans deemed uncollectible are charged off and deducted from the allowance. The allowance for loan losses increased from $1.939 million at December 31, 1996, to $2.093 million at December 31, 1997. Because of the Corporation's relatively low loss experience, this increase was not required to absorb currently known losses but was effected because of growth in loan volume in general, and growth in commercial business loans specifically, and the Corporation's decision to maintain or increase its allowance for loan losses as a percentage of outstanding loans because of growing uncertainty regarding future economic conditions. The ratio of the allowance for loan losses to total loans was 0.91% for 1997 and 1.01% in 1996. Based on the present economic environment and its present analysis of the financial condition of the borrowers, the Corporation considers the present allowance to be appropriate and adequate to cover potential losses inherent in the loan portfolio, however, changes in future economic conditions and in the financial condition of borrowers cannot be predicted at this time. Deterioration in such conditions could result in increases in charge-offs or adversely classified loans and accordingly, in additional provisions for loan losses.

     The balance of the allowance for loan losses and actual loss experience for the last five years is summarized in the following table (dollars in thousands):



                                             At or for the Year Ended At December 31,
                                           1997      1996      1995      1994      1993
                                         -----------------------------------------------
Balance at beginning of year             $1,939    $1,533    $1,464    $1,356    $1,119
Charge-offs:
Conventional single-family mortgage
Residential                                   0        70        20         0        46
Commercial business loans                     4         5        27         6        46
Consumer and installment loans               34         8        16         6         1
                                         -----------------------------------------------
Total charge-offs                            38        83        63        12        93
Recoveries                                    0       (29)        0       (77)      (20)
                                         -----------------------------------------------
Net charge-offs (recoveries)                 38        54        63      (65)        73
Provisions charged to operations            192       460       132        43       211
Adjustments to conform pooled
companies' year-ends                          0         0         0         0        99
                                         -----------------------------------------------
Balance at end of year                   $2,093    $1,939    $1,533    $1,464    $1,356
                                         ===============================================
     Ratios:
Net charge-offs (recoveries) to
  Average loans outstanding                0.02%     0.03%      0.04%    (0.05)%   0.05%
Net charge-offs (recoveries) to total
  Allowance                                1.81%     2.78%      4.11%    (4.44)%   5.38%
Allowance to year end gross loans
  Outstanding                              0.91%     1.01%      0.93%     0.97%    0.97%

NON-PERFORMING AND DELINQUENT LOANS

     When in the opinion of management, serious doubt exists as to the collectibility of a loan, the loan is placed on non-accrual status and interest previously accrued but unpaid is deducted from interest income. The Corporation does not recognize income on any loans past due 90 days or more.
In 1997, $18,000 of additional income on nonaccrual loans would have been reported if the loans had been current in accordance with their original terms and had been outstanding throughout the year. Additionally in 1997 the Corporation recorded $71,000 of interest income on non-accrual loans that was included in net income for the year. The following table summarizes non-performing assets on the dates indicated (dollars in thousands):



                                                     At December 31,
                                         1997    1996      1995     1994     1993
                                        -----------------------------------------
Nonaccrual loans:
  Nonaccrual loans                       $699    $938      $658     $772     $861
                                        -----------------------------------------
Total nonaccrual loans                    699     938       658      772      861
Real estate in judgment                     0       0         0       24       43
Other real estate owned                     0       0         0       73       75
                                        -----------------------------------------
Total non-performing assets              $699    $938      $658     $869     $979
                                        =========================================
Ratios:
Non-accrual loans to total loans         0.30%    0.49%    0.40%    0.51%    0.62%
Allowance to non-accrual loans         299.42%  206.72%  232.98%  189.64%  157.49%
Non-performing assets to total assets    0.24%    0.35%    0.25%    0.35%    0.41%

INVESTMENT SECURITIES

     Investment securities at December 31, 1997, are made up of U.S. Treasury and agency securities of $7.801 million, government agency mortgage-backed securities of $26.681 million, SBA certificates of $930,000, state and political subdivision certificates of $814,000, collateralized mortgage obligations of $1.488 million and mutual funds of $3.104 million. Total investment securities equaled $40.818 million. This compares to $42.653 million on December 31, 1996.

     Management determines the appropriate classification of debt securities (including mortgage-related securities) at the time of purchase.
Held-to-maturity securities are stated at amortized cost. See notes one and two to Consolidated Financial Statements for further details.

     Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

     The amortized cost of debt securities classified as held-to-maturity or available-for-sale are adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security. Interest and dividends are included in interest income from the related securities. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

     The reason for the decrease in investment securities is the increase in demand for funds for lending purposes. Funding for additional loans came primarily from government agency mortgage-backed securities which either matured or prepaid. The following table sets forth the Corporations aggregate amortized cost of investment securities held-to-maturity and the estimated fair value of investment securities available-for-sale at the dates indicated (in thousands):

                                                     At December 31,
                                                1997     1996      1995
                                             ----------------------------
Mutual funds                                  $3,104    $3,098    $3,086
U.S. Treasury and other U.S.
 Government securities                         7,801    11,321     8,749
Small Business Administration
 Certificates                                    930     1,080     1,257
State and political subdivision securities       814         0     2,741
Collateralized mortgage obligations            1,488     2,943     3,772
Government agency mortgage-backed
 Securities                                   26,681    24,211    40,479
                                             ----------------------------
                                             $40,818   $42,653   $60,084
                                             ============================

     The maturity distribution (based upon the average life), and weighted average yield of the investment portfolio of the Corporation as of December 31, 1997 are summarized in the following table (dollars in thousands):

                                      WITHIN ONE YEAR      ONE TO FIVE YEARS       FIVE TO TEN YEARS           OVER TEN YEARS
                                     ------------------------------------------------------------------------------------------
                                              WEIGHTED              WEIGHTED               WEIGHTED                   WEIGHTED
                                              AVERAGE               AVERAGE                 AVERAGE                    AVERAGE
                                     AMOUNT    YIELD       AMOUNT    YIELD         AMOUNT    YIELD           AMOUNT     YIELD
                                     ------------------------------------------------------------------------------------------
MUTUAL FUNDS                         $ 3,104     6.04%    $    --         --%     $    --        --%        $    --        --%
U.S. TREASURY AND OTHER U.S.
 GOVERNMENT SECURITIES                 5,806     5.78       1,995       6.37           --        --              --        --
SMALL BUSINESS ADMINISTRATION
 CERTIFICATES                            930     8.02          --         --           --        --              --        --
STATE AND POLITICAL SUBDIVISION
 CERTIFICATES                             --       --         814       5.25           --        --              --        --
COLLATERALIZED MORTGAGE OBLIGATIONS      356     5.30         638       6.13          494      6.62              --        --
GOVERNMENT AGENCY MORTGAGE-BACKED
 SECURITIES                               --       --      10,790       6.24       12,360      6.81           3,531      6.68
                                     ------------------------------------------------------------------------------------------
                                     $10,196     6.05%    $14,237       6.20%     $12,854      6.80%        $ 3,531      6.68%
                                     ==========================================================================================

     Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment.

TOTAL DEPOSITS

     The Corporation continues to stress its philosophy of core deposit accumulation and retention as the fundamental basis for sound growth and profitability. Core deposits consist of all deposits other than public funds and certificates of deposit in excess of $100,000.

     Total deposits increased $31.7 million to $264.669 million on December 31, 1997, from $232.933 million on December 31, 1996. This compares to a $150,000 decrease in 1996. The average increase in time deposits occurred via increases in retail certificates of deposits and retail jumbo certificates of deposits, while the increase in non-interest bearing demand deposits can be attributed to the additional commercial account relationships being established by the Banks. The following table sets forth the average amount of and the average rate paid by the Banks on deposits by deposit category (dollars in thousands):

                                                                             At December 31,
                                                     1997                          1996                          1995
                                      ----------------------------------------------------------------------------------------
                                             AVERAGE        AVERAGE        Average        Average        Average       Average
                                             AMOUNT          RATE           Amount         Rate           Amount        Rate
                                      ----------------------------------------------------------------------------------------
Non-interest-bearing demand deposits        $ 32,749          0.00%       $ 29,362          0.00%       $ 27,707          0.00%
NOW and money market deposits                 27,914          2.01          29,302          2.17          29,965          2.24
Savings deposits                              61,575          2.16          64,345          2.18          68,860          2.47
Time deposits                                125,600          5.58         109,862          5.51          96,987          5.51
                                      ----------------------------------------------------------------------------------------
 Total                                      $247,838          3.59%       $232,871          3.46%       $222,519          3.46%
                                      ========================================================================================

     Maturities of time deposits and certificate accounts with balances of $100,000 or more, outstanding at December 31, 1997, are summarized as follows (in thousands):

3 MONTHS OR LESS                               $21,799
OVER 3 THROUGH 6 MONTHS                          3,378
OVER 6 THROUGH 12 MONTHS                         2,286
OVER 12 MONTHS                                   1,064
                                               -------
 TOTAL                                         $28,527
                                               =======

CAPITAL RESOURCES AND ADEQUACY

     Stockholders' equity increased from $26.380 million at December 31, 1996 to $29.496 million at December 31, 1997. The $2.409 million increase from net earnings retention was supplemented by the net sale of 32,585 shares of treasury stock and offset by the payment of $703,000 in cash dividends to shareholders.

     Pursuant to regulations promulgated by the Federal Reserve Board, bank holding companies are required to maintain minimum levels of core capital as a percent of total assets and total capital as a percent of risk-based assets. The minimum core capital requirement ranges from 3% to 5% of total assets, depending upon the Federal Reserve Board's determination of the financial institution's strength. Similar capital guidelines are also established for the individual banking subsidiaries of the Corporation. Most financial institutions are required to meet a minimum core capital requirement of 4% or more of total assets. The regulations assign risk weightings to assets and off-balance sheet items and require minimum risk-based capital ratios. Bank holding companies generally are required to have total capital equal to not less than 8% of risk weighted assets. Core capital consists principally of shareholders' equity less intangibles, while qualifying total capital consists of core capital, certain debt instruments and a portion of the reserve for loan losses. As of December 31, 1997, the Corporation had a core-capital to total assets ratio of 9.94%, and Lincoln State Bank, Franklin State Bank and Lincoln Community Bank had risk-based capital ratios of 11.52%, 13.43% and 18.61%, respectively. These ratios are well above the 1997 minimum requirements established by regulatory agencies.

     For a summary of the Banks' regulatory capital ratios at December 31, 1997, please see Note seven to Consolidated Financial Statements.

     Management strives to maintain a strong capital position to take advantage of opportunities for profitable geographic and product expansion and to maintain depositor and investor confidence. Conversely, management believes that capital must be maintained at levels that provide adequate returns on the capital employed. Management actively reviews capital strategies for the Corporation and for each of its subsidiaries to ensure that capital levels are appropriate based on perceived business risks, growth and regulatory standards.

LIQUIDITY

     Liquidity is the ability to meet withdrawal requirements on deposit accounts and satisfy loan demand. The principal sources of liquidity for the subsidiary banks include additional deposits, repayments on loans and investment securities, collections of interest, sales of investments, borrowings and the retention of earnings.

     The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating activities, investing activities and financing activities. These activities are summarized below (dollars in thousands):

                                                      Year Ended December 31,
                                                      1997      1996      1995
                                                    ---------------------------
Cash and cash equivalents at beginning of period    $22,272   $28,447   $17,694
Operating Activities:
Net income                                            2,409     1,310     1,701
Adjustments to reconcile net income to net cash
 provided by operating activities                       661     1,074     1,065
                                                    ---------------------------
Net cash provided by operating activities             3,070     2,384     2,766
Net cash used by investing activities               (36,967)  (10,511)   (4,426)
Net cash provided by financing activities            26,983     1,952    12,413
                                                    ---------------------------
Increase (decrease) in cash equivalents              (6,914)   (6,175)   10,753
                                                    ---------------------------
 Cash and cash equivalents at end of period         $15,358   $22,272   $28,447
                                                    ===========================

     Net cash was provided by operating activities during the year ended December 31, 1997, 1996 and 1995 primarily as a result of normal ongoing business operations. The non-cash items, such as the provisions for loan losses and depreciation and the net amortization of premiums, also contributed to net cash provided by operating activities during these periods.

     Liquidity is also necessary at the parent company level. The parent company's primary source of funds are dividends from subsidiaries, borrowings and proceeds from issuance of equity. The parent company manages its liquidity position to provide the funds necessary to pay dividends to shareholders, service debt, invest in subsidiaries and satisfy other operating requirements. Dividends received from subsidiaries totaled $1.9 million, $1.9 million and $1.2 million for the years ended December 31, 1997, 1996 and 1995 respectively, and will continue to be the parent's main source of long-term liquidity. The dividends from the Banks were sufficient to pay cash dividends to the Corporation's shareholders of $703,000, $691,000 and $569,000 for the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, the parent company had a $2.0 million line of credit with an unaffiliated bank, which had no outstanding balance.

INTEREST RATE SENSITIVITY MANAGEMENT

     Financial institutions are subject to interest rate risk to the extent their interest-bearing liabilities (primarily deposits) mature or reprice at different times and on a different basis than their interest-earning assets (consisting primarily of loans and securities). Interest rate sensitivity management seeks to match maturities on assets and liabilities and avoid fluctuating net interest margins while enhancing net interest income during periods of changing interest rates. The difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period is referred to as an interest rate gap. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During periods of rising interest rates, a negative gap tends to adversely affect net interest income while a positive gap tends to result in an increase in net interest income. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income while a positive gap tends to adversely affect net interest income.

     The following table shows the interest rate sensitivity gap for four different time intervals as of December 31, 1997. Assumptions regarding prepayment and withdrawal rates are based upon the Corporation's historical experience, and management believes such assumptions are reasonable.

                                                                 AMOUNT MATURING OR REPRICING
                                               --------------------------------------------------------------
                                                 WITHIN    SIX TO TWELVE  ONE TO FIVE     OVER
                                               SIX MONTHS     MONTHS         YEARS     FIVE YEARS     TOTAL
                                               --------------------------------------------------------------
                                                                   (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
FIXED-RATE MORTGAGE LOANS                        $ 34,297        $18,614     $ 50,566     $ 6,885    $110,362
ADJUSTABLE-RATE MORTGAGE LOANS                     15,340         11,897       17,670         234      45,141
                                               --------------------------------------------------------------
   TOTAL MORTGAGE LOANS                            49,637         30,511       68,236       7,119     155,503
COMMERCIAL BUSINESS LOANS                          31,223          5,669       21,979         496      59,367
CONSUMER LOANS                                      7,744          1,956        3,921         105      13,726
TAX-EXEMPT LOANS                                      675              0            0           0         675
MORTGAGE-RELATED SECURITIES                        14,069              0        6,368       7,733      28,170
FIXED RATE INVESTMENT SECURITIES AND OTHER          3,503          2,302        2,809           0       8,614
VARIABLE RATE INVESTMENT SECURITIES AND OTHER       8,699          1,050            0           0       9,749
                                               --------------------------------------------------------------
   TOTAL INTEREST-EARNING ASSETS                 $115,550        $41,488     $103,313     $15,453    $275,804
                                               ==============================================================
INTEREST-BEARING LIABILITIES:
DEPOSITS
 TIME DEPOSITS                                   $ 96,225        $27,886     $ 14,410     $     4    $138,525
 NOW ACCOUNTS                                       1,208          1,208       12,083       5,638      20,137
 SAVINGS ACCOUNTS                                   3,502          3,502       35,021      16,152      58,177
 MONEY MARKET ACCOUNTS                                494            494        4,941       2,496       8,425
 ADVANCE PAYMENTS FOR TAXES AND INSURANCE             179              0            0           0         179
 BORROWINGS                                         1,500              0            0           0       6,850
                                               --------------------------------------------------------------
   TOTAL INTEREST-BEARING LIABILITIES            $103,108        $33,090     $ 66,455     $24,290    $226,943
                                               ==============================================================
INTEREST-EARNING ASSETS LESS INTEREST-BEARING
 LIABILITIES                                     $ 12,442        $ 8,398     $ 36,858     ($8,837)   $ 48,861
                                               ==============================================================
CUMULATIVE INTEREST RATE SENSITIVITY GAP         $ 12,442        $20,840     $ 57,698     $48,861
                                               ==================================================
CUMULATIVE INTEREST RATE SENSITIVITY GAP AS A
 PERCENTAGE OF TOTAL ASSETS                          4.19%          7.02%       19.45%      16.47%
                                               ==================================================

     At December 31, 1997, the Corporation's cumulative ratio of interest-rate sensitive assets to interest-rate sensitive liabilities was 4.19% for six months and 7.02% for one year maturities. Therefore the Corporation is positively gapped and may benefit from rising interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the table above. For example, although certain assets and liabilities have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short term basis over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the schedule. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

YEAR 2000 PREPAREDNESS

     Preparedness for the year 2000 date change with respect to computer systems is recognized as a serious issue throughout the banking industry. The Year 2000 computer problem results from the design of many computer operating systems now in use. The internal logic of these systems expresses the year in two digits rather than four and assumes the first two digits are always 19 (.e.g., it uses "97" to express the year 1997). At the end of the century these systems will revert to the year 1900 or to a previous date specified in the system logic, such as the year 1980.

     The Corporation is in the midst of a project to determine the impact of potential year 2000 problems on the Corporations computer systems. In most major applications the Corporation utilizes a third party service bureau. We have been kept apprised of their efforts which appear to be sufficient to ensure that software used by the Corporation will adequately address operational and regulatory concerns. The Corporation also is currently analyzing and assembling a list of both its internally developed and purchased software that utilize embedded date codes which may experience operational problems when the year 2000 is reached. The Corporation plans to make modifications to the identified software in 1998 and test the changes in 1999. The cost of the year 2000 compliance efforts is not expected to have a material effect to the financial position or the results of the Corporation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Corporation's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Corporation utilizes no derivatives to mitigate its credit risk, relying instead on loan review and an adequate loan loss reserve (see Management's Discussion and Analysis of Financial Condition and Results of Operation).

     Interest rate risk is the risk of loss of net interest income due to changes in interest rates. This risk is addressed by the Corporation's Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net interest income under various interest rate scenarios. The ALCO attempts to manage various components of the Corporation's balance sheet to minimize the impact of sudden and sustained changes in interest rate on net interest income.

     The Corporation's exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Corporation's change in net interest income in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to net interest income resulting from hypothetical interest rate swings are not within the limits established by the ALCO, the asset and liability mix may be adjusted to bring interest rate risk within approved limits.

     In order to reduce the exposure to interest rate fluctuations, the Corporation has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets, and increase the effective maturities of certain interest-bearing liabilities. One strategy used is focusing its residential lending on adjustable rate mortgages, which generally reprice within one to three years. Another strategy used is concentrating its non-residential lending on adjustable or floating rate and/or short-term loans. The Corporation has also focused its investment activities on short and medium-term securities, while attempting to maintain and increase its savings account and transaction deposit accounts, which are considered to be relatively resistant to changes in interest rates.

     Along with the analysis of the interest rate sensitivity gap, determining the sensitivity of future earnings to a hypothetical +/- 200 basis parallel rate shock can be accomplished through the use of simulation modeling. In addition to the assumptions used to measure the interest rate sensitivity gap, simulation of earnings includes the modeling of the balance sheet as an ongoing entity. Future business assumptions involving administered rate products, prepayments for future rate sensitive balances, and the reinvestment of maturing assets and liabilities are included. These items are then modeled to project income based on a hypothetical change in interest rates. The resulting pretax income for the next 12 month period is compared to the pretax income calculated using flat rates. This difference represents the Corporation's earning sensitivity to a +/- 200 basis point parallel rate shock. The table below illustrates these amounts as of December 31, 1997.

                            ESTIMATED
                         1998 PRETAX NET
CHANGE IN INTEREST       INTEREST INCOME                        PERCENT CHANGE IN
RATES                    (DOLLARS IN THOUSANDS)  ACTUAL CHANGE  NET INTEREST INCOME
-----------------------------------------------------------------------------------
200 BASIS POINT RISE            $12,995              $199              1.56%
150 BASIS POINT RISE             12,937               141              1.10%
100 BASIS POINT RISE             12,888               92               0.72%
50 BASIS POINT RISE              12,838               42               0.33%
BASE SCENARIO                    12,796                0               0.00%
50 BASIS POINT DECLINE           12,752              (44)             (0.34%)
100 BASIS POINT DECLINE          12,715              (81)             (0.63%)
150 BASIS POINT DECLINE          12,670             (126)             (0.98%)
200 BASIS POINT DECLINE          12,616             (180)             (1.41%)

     These results are based solely on immediate and sustained parallel changes in market rates and do not reflect the earnings sensitivity that may arise from other factors such as changes in the shape of the yield curve, the change in spread between key market rates, or accounting recognition for impairment of certain intangibles. The above results are also considered to be conservative estimates due to the fact that no management action to mitigate potential income variances are included within the simulation process. This action would include, but would no be limited to, adjustments to the repricing characteristics of any on or off balance sheet item with regard to short-term rate projections and current market value assessments.

     Another component of interest rate risk, fair value at risk, is determined by the Corporation through the technique of simulating the fair value of equity in changing rate environment. This technique involves determining the present value of all contractual asset liability cash flows (adjusted for prepayments) based on predetermined discount rate. The net result of all these balance sheet items determine the fair value of equity. The fair value of equity resulting from the current flat rate scenario is compared to the fair value of equity calculated using discount rates +/- 200 basis points from flat rates to determine the fair value of equity at risk. Currently, fair value of equity at risk is less than 1.0% of the market value of the Corporation as of December 31, 1997.

                         BUSINESS OF THE CORPORATION
GENERAL

     Merchants and Manufacturers Bancorporation, Inc. (the Corporation), is a registered multi-bank holding company under the Bank Holding Company Act of 1956, as amended. The Corporation was organized in 1982, and in 1983 and 1984 acquired all of the outstanding stock of Lincoln State Bank, Milwaukee, Wisconsin and Franklin State Bank, Franklin, Wisconsin, respectively. In 1993, the Corporation acquired all of the outstanding shares of Lincoln Savings Bank, S.A., Milwaukee, Wisconsin in a business combination accounted for as a pooling-of-interests. Lincoln State Bank and Franklin State Bank were chartered as commercial banks under the Wisconsin Banking Statutes, while Lincoln Savings Bank operated as a stock savings bank until 1997. In 1997 Lincoln Savings Bank converted from a Wisconsin stock savings bank to a Wisconsin commercial bank. Upon conversion Lincoln Savings Bank changed its name to Lincoln Community Bank.

     The Corporation operates fourteen banking facilities in Milwaukee and Waukesha counties. In addition to its subsidiary banks (Lincoln State Bank, Franklin State Bank and Lincoln Community Bank), the Corporation owns three non-bank subsidiaries, the Lincoln Neighborhood Redevelopment Corporation, which was organized for the purpose of redeveloping and rejuvenating certain areas located primarily on the near south side of Milwaukee, M&M Services, Inc., which was formed in 1994 to provide operational services to the Corporation's subsidiary banks and Achieve Mortgage Corporation, which was formed in 1997 to act as the Corporation's mortgage broker.

     This report contains various forward-looking statements concerning the Corporation's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may also be made by the Corporation from time to time in other reports and documents as well as oral presentations. When used in written documents or oral statements, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation's control, that could cause the Corporation's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermidiation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation's loan and investment portfolio.

PRODUCTS AND SERVICES

     Through the banking subsidiaries, the Corporation provides a broad range of services to individual and commercial customers. These services include accepting demand, savings, and time deposits, including regular checking accounts, NOW accounts, money market accounts, certificates of deposit, individual retirement accounts, and club accounts. The subsidiary banks also make secured and unsecured commercial, mortgage, construction, and consumer term loans on both a fixed and variable rate basis. Historically, the terms on these loans range from one month to five years and are retained in the Bank's portfolios. The subsidiary banks also provide lines of credit to commercial borrowers and to individuals through home equity loans.

COMPETITION

     The subsidiary banks primarily serve the southern half of Milwaukee County and the southeastern portion of Waukesha County, including suburbs located to the south and west of the City of Milwaukee. There are presently in excess of one hundred other financial institutions in the primary service area that directly compete with Lincoln State Bank, Franklin State Bank and Lincoln Community Bank. In addition to competing with other commercial banks, the subsidiaries compete with savings and loan associations, credit unions, small-loan companies, insurance companies, investment banking firms and large retail companies. The principal methods of competition include interest rates paid on deposits and charged on loans, personal contacts and efforts to obtain deposits and loans, types and quality of services provided and convenience of the locations. Many of the Corporation's competitors are larger and have significantly greater financial resources than the Corporation and its subsidiaries.

EMPLOYEES

     At December 31, 1997, the Corporation and its subsidiaries employed 139 full-time and 51 part-time employees. The Corporation provides a wide range of benefits to employees, including educational activities, and considers its employee relations to be excellent. The Corporation conducts extensive training programs in order to enhance job-related knowledge and skills of its people and to train its employees with a sales-orientated approach to customers. Eligible employees participate in a 401K plan as well as group life and major medical insurance programs.

                       THE BANKS AND OTHER SUBSIDIARIES

     At or for the year ended December 31, 1997, the subsidiary banks (each consolidated with its appropriate subsidiaries; see "Other Subsidiaries") had total assets, total loans, total deposits, stockholder's equity, net income, and return on assets as follows (dollars in thousands):

                        LINCOLN STATE BANK    LINCOLN COMMUNITY BANK   FRANKLIN STATE BANK
------------------------------------------------------------------------------------------
Total assets                  $152,631               $97,602              $43,338
Total loans                    124,426               69,756               35,089
Total deposits                 140,897               84,655               39,764
Stockholders' equity            11,369               11,213                3,274
Net income                      1,893                1,349                  448
Return on average assets        1.38%                1.33%                 1.21%

LINCOLN STATE BANK

     Lincoln State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1919. It operates full service branch offices in the southeastern Wisconsin communities of Muskego, New Berlin, Brookfield and Pewaukee. In addition it operates six limited hours facilities in Milwaukee County. It is engaged in the general commercial and consumer banking business and provides full-service banking to individuals and businesses, including checking and savings accounts, commercial loans, consumer loans, real estate loans, safe deposit facilities, transmitting of funds, and such other banking services as are usual and customary for commercial banks.
At December 31, 1997, Lincoln State Bank comprised 51.4% of the consolidated assets of the Corporation.

LINCOLN COMMUNITY BANK

     Lincoln Savings Bank was organized as a state chartered mutual savings and loan association under the laws of the State of Wisconsin in 1910. In April 1993, it converted from the mutual to stock form of organization, and all of the shares of stock issued by the converted association were acquired by the Corporation (See Business of the Corporation - General and Recent Acquisition). In 1997 Lincoln Savings Bank, S.A. converted from a Wisconsin stock savings bank to a Wisconsin commercial bank. Its principal office is presently located in Milwaukee, Wisconsin. It also operates a branch office in Milwaukee, Wisconsin. Lincoln Community Bank's principal business consists of attracting deposits from the general public, and investing such funds in securities, including mortgage-backed securities, and mortgage loans, principally to finance the purchase or construction of residential dwellings and, to a lesser extent, to finance the purchase or construction of multi-family properties. Lincoln Community Bank also originates consumer loans and commercial loans. At December 31, 1997, Lincoln Community Bank comprised 32.9% of the consolidated assets of the Corporation.

FRANKLIN STATE BANK

     Franklin State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1982. Its office is located in Franklin, Wisconsin. It is engaged in the general commercial and consumer banking business and provides full-service banking to individuals and businesses, including checking and savings accounts, commercial loans, consumer loans, real estate loans, safe deposit facilities, transmitting of funds, and such other banking services as are usual and customary for commercial banks. At December 31, 1997, Franklin State Bank comprised 14.6% of the consolidated assets of the Corporation.

LINCOLN NEIGHBORHOOD REDEVELOPMENT CORPORATION

     The Lincoln Neighborhood Redevelopment Corporation (the Redevelopment Corporation) was formed in June of 1988 and is a wholly owned subsidiary of the Corporation. The Redevelopment Corporation was established to redevelop and rejuvenate certain areas located on the south-side of Milwaukee by, among other things, arresting decay and deterioration, working with local businesses to keep commercial areas strong and attractive, pursuing means to preserve and create jobs, encouraging appropriate land-use, involving community residents in economic planning and retaining and attracting businesses. As of December 31, 1997, Lincoln Neighborhood Redevelopment Corporation had assets of $68,000, no liabilities and equity of $68,000.

M&M SERVICES, INC.

     M&M Services was formed in January of 1994 and is a wholly owned subsidiary of the Corporation. M&M Services provides operational activities to the Corporation's subsidiary banks. These activities include: human resources, auditing, marketing, financial analysis, loan document preparation, loan credit analysis and check processing. Prior to 1994 these services were provided by employees of Merchants and Manufacturers Bancorporation.

ACHIEVE MORTGAGE CORPORATION

     Achieve Mortgage Corporation was formed in January of 1997 and is a wholly owned subsidiary of the Corporation. The subsidiary was formed to expand the origination of secondary market real estate mortgages on behalf of the Corporation and the Banks.

OTHER SUBSIDIARIES

     Lincoln State Bank and Lincoln Community Bank each have a wholly owned subsidiary. In 1991 an investment subsidiary known as M&M - Lincoln Investment Corporation was formed to manage the majority of Lincoln State Bank's investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $13 million of mortgage-backed and other investment securities from Lincoln State Bank in exchange for 100% of the stock of the subsidiary. In 1995 an investment subsidiary known as Lincoln Investment Management Corporation was formed to manage the majority of Lincoln Community Bank's investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $21 million of mortgage-backed and other investment securities from Lincoln Community Bank in exchange for 100% of the stock of the subsidiary.

SUPERVISION AND REGULATION

     The operations of financial institutions, including bank holding companies, commercial banks and savings banks, are highly regulated, both at federal and state levels. Numerous statutes and regulations affect the businesses of the Corporation and its financial service subsidiaries.

     The Corporation's own activities are regulated by the federal Bank Holding Company Act (the "Act"), which requires each holding company to obtain the prior approval of the Federal Reserve Board (the "Board") before acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank or before engaging, directly or indirectly, in certain enumerated activities. While the act, with certain exceptions, previously prohibited the acquisition of banks located in other states, recently enacted legislation now generally authorizes such interstate acquisitions, subject to regulatory approval.

     The Act also prohibits, with certain exceptions acquisition of more than five percent of the voting shares of any company (directly or indirectly) doing business other than banking or performing services for its subsidiaries, without prior approval of the Board. Pursuant to the Act, the Corporation is supervised and regularly examined by the Board.

     Lincoln State Bank, Franklin State Bank and Lincoln Community Bank are subject to extensive regulation and supervision by the Wisconsin Department of Financial Institutions. Because the deposits of all three banks are insured by the Federal Deposit Insurance Corporation (FDIC), they are also subject to supervision by the FDIC. In that connection, the banks must comply with applicable state and federal statutes and a wide range of rules and regulations promulgated by bank regulatory agencies under such statutes. To assure compliance with such laws and to ascertain their safety and soundness, the banks are periodically examined by the FDIC and the Wisconsin Department of Financial Institutions. In addition, the Corporation itself is periodically examined by the Federal Reserve Bank of Chicago. Such supervision and regulation is intended primarily to ensure the safety of deposits accepted by the banks.

PROPERTIES

     The Corporation's offices are located in a two-story building at 14100 West National Avenue in New Berlin, Wisconsin. The building constructed in 1997, contains 20,000 square feet, of which the majority is used by the Corporation and the remainder leased to a tenant. At this location, the Corporation maintains its corporate operations and personnel.

     The main office of Lincoln State Bank is at 2266 South 13th Street, Milwaukee, Wisconsin. The South 13th Street location consists of a one-story building containing approximately 11,000 square feet. An adjacent building of approximately 750 square feet contains the two walk-up facilities operated by Lincoln State Bank. In addition, there are three drive-up facilities, and the parking lot provides space for 51 cars. One branch of Lincoln State Bank is located in a one-story, 1,700 square foot building at 13500 Janesville Road, Muskego, Wisconsin. The Muskego branch has three drive-up windows and parking facilities for 25 vehicles. Another branch of Lincoln State Bank was opened in May 1990 at 14000 West National Avenue, New Berlin, Wisconsin. The New Berlin branch contains approximately 7,000 square feet and has 4 drive-up facilities, 4 walk-up windows and parking for 27 vehicles. During 1995 Lincoln State Bank opened two other full-service branch locations one located at 17600 West Capitol Drive, Brookfield, Wisconsin and at 585 Ryan Street, Pewaukee, Wisconsin. Both facilities offer drive-up and walk-up facilities along with parking for both customers and employees. In addition, Lincoln State Bank operates customer facilities at Villa St. Francis located at South 20th and Ohio Streets in Milwaukee, at Clement Manor located at South 92nd Street and West Howard Avenue in Milwaukee, at Friendship Village located at North 73rd and West Dean Road in Milwaukee, at Stoney Creek Adult Community in Muskego, at the Milwaukee Protestant Home located on North Downer Avenue in Milwaukee and at Forest Ridge located in Hales Corners, Wisconsin

     Franklin State Bank is located in a three-story building at 7000 South 76th Street in Franklin, Wisconsin. The building contains 21,308 square feet, has five drive-up lanes and three automatic tellers. The parking lot accommodates 165 cars. The building is owned by the Corporation and leases space to Franklin State Bank. Portions of the building that are not used by Franklin State Bank are leased to various tenants.

     Lincoln Community Bank's main office is located at 3131 South 13th Street, Milwaukee, Wisconsin in a one-story building. Lincoln Community Bank also operates a branch facility at 5400 West Forest Home Avenue, Milwaukee, Wisconsin. Lincoln Community Bank owns both facilities. Achieve Mortgage Corporation leases office space at the Forest Home Avenue location.

     M&M Services is located in the New Berlin corporate headquarters. At that location, M&M Services maintains its subsidiary service support facilities and personnel.

LEGAL PROCEEDINGS

     From time to time, the Corporation and its subsidiaries are party to legal proceedings arising out of their general lending activities and other operations. However, there are no pending legal proceedings to which the Corporation or its subsidiaries are a party, or to which their property is subject, which, if determined adversely to the Corporation, would individually or in the aggregate have a material adverse effect on its consolidated financial position.

                             Report of Management

        The management of Merchants and Manufacturers Bancorporation, Inc. is responsible for the preparation and integrity of the Consolidated Financial Statements and other financial information included in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts that are based upon informed judgements and estimates by management. The other financial information in this annual report is consistent with the financial statements.

        The Corporation maintains a system of internal accounting controls. Management believes that the internal accounting controls provide reasonable assurance that transactions are executed and recorded in accordance with the Corporation's policies and procedures and that the accounting records may be relied on as a basis for preparation of the financial statements and other financial information.

        Merchants and Manufacturers Bancorporation's independent auditors were engaged to perform an audit of the Consolidated Financial Statements, and the auditor's report expresses their opinion as to the fair presentation of the financial statements in conformity with generally accepted accounting principles.

        The Audit Committee of the Board of Directors meets periodically with management, the internal auditors, and the independent auditors to discuss the adequacy of the internal accounting controls. Both the independent auditors and the internal auditors have full and free access to the Audit Committee.




By:   /s/ Michael J. Murry
      ------------------------------------------
      Michael J. Murry
      Chairman of the Board of Directors



By:   /s/ James C. Mroczkowski
      ------------------------------------------
      James C. Mroczkowski
      Vice President and Chief Financial Officer

                        Report of Independent Auditors



The Board of Directors and Stockholders
Merchants and Manufacturers Bancorporation, Inc. and subsidiaries

     We have audited the accompanying consolidated statements of financial condition of Merchants and Manufacturers Bancorporation, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants and Manufacturers Bancorporation, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




By:   /s/ Ernst & Young LLP
      ------------------------------------------
      Ernst & Young LLP

February 13, 1998
Milwaukee, Wisconsin

      Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                Consolidated Statements of Financial Condition

                                                                   DECEMBER 31
                                                                 1997       1996
                                                              --------------------
                                                                  (In thousands)
ASSETS
Cash and due from banks                                       $ 10,694    $  9,247
Interest-bearing deposits at other banks                           821       9,667
Federal funds sold                                               3,843       3,358
                                                              --------------------
Cash and cash equivalents                                       15,358      22,272
Securities available-for-sale at fair value:
  Investment securities                                         12,649      15,499
  Mortgage-related securities                                   28,169      27,154
Loans receivable                                               227,178     189,791
Accrued interest receivable                                      1,553       1,470
Federal Home Loan Bank stock                                     1,050       1,118
Premises and equipment                                           8,891       7,800
Other assets                                                     1,830       2,619
                                                              --------------------
Total assets                                                  $296,678    $267,723
                                                              ====================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                                    $264,669    $232,933
  Borrowings                                                     1,500       6,850
  Accrued interest payable                                         332         395
  Advance payments by borrowers for taxes and insurance            179          67
  Other liabilities                                                502       1,098
                                                              --------------------
Total liabilities                                              267,182     241,343
                                                                     7
Stockholders' equity:
  Common stock $1.00 par value; 1,500,000 shares authorized;
   shares issued: 903,970--1997; 897,812--1996; shares
   outstanding: 903,710--1997; 864,967--1996                       904         898
Additional paid-in capital                                      11,008      10,759
Net unrealized gain (loss) on securities available-for-sale         19        (203)
Retained earnings                                               17,574      15,868
Treasury stock, at cost (260 shares--1997; 32,845
  shares--1996)                                                     (9)       (942)
                                                              --------------------
Total stockholders' equity                                      29,496      26,380
                                                              --------------------
Total liabilities and stockholders' equity                    $296,678    $267,723
                                                              ====================



See accompanying notes.

      Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                      Consolidated Statements of Income

                                                   YEAR ENDED DECEMBER 31
                                            1997            1996            1995
                                          -------------------------------------------
                                           (In thousands, except per share amounts)
Interest income:
 Loans, including fees                     $18,023         $15,288         $13,566
 Investment securities:
  Taxable                                      967           1,028             800
  Exempt from federal income taxes              12              83             123
 Mortgage-related securities                 1,508           2,407           3,043
 Other                                         584             522             851
                                          -------------------------------------------
Total interest income                       21,094          19,328          18,383

Interest expense:
 Deposits                                    8,896           8,146           7,709
 Borrowings                                    194             216             212
                                          -------------------------------------------
Total interest expense                       9,090           8,362           7,921

Net interest income                         12,004          10,966          10,462
Provision for loan losses                      192             460             132
                                          -------------------------------------------
Net interest income after
 provision for loan losses                  11,812          10,506          10,330

Noninterest income:
 Service charges on deposits                   746             725             726
 Service charges on loans                      141             172              75
 Net gain on securities sales                   78              70              61
 Other                                         691             588             466
                                          -------------------------------------------
                                             1,656           1,555           1,328
Noninterest expenses:
 Salaries and employee benefits              5,453           5,223           4,706
 Premises and equipment                      1,412           1,340           1,208
 Data processing fees                          612             561             540
 SAIF special assessment                         -             604               -
 Federal deposit insurance premiums             75             159             362
 Other                                       2,068           2,134           2,224
                                             9,620          10,021           9,040
                                          -------------------------------------------
Income before income taxes                   3,848           2,040           2,618
Income taxes                                 1,439             730             917
                                          -------------------------------------------
Net income                                  $2,409          $1,310          $1,701
                                          ===========================================
Basic earnings per share                     $2.75           $1.50           $1.91
                                          ===========================================
Diluted earnings per share                   $2.72           $1.48           $1.90
                                          ===========================================
Dividends per share                           $.80            $.79            $.64
                                          ===========================================


See accompanying notes.
                                      23

       Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                Consolidated Statements of Stockholders' Equity

                                                                            Unrealized
                                                                            Gain (Loss)
                                                             Additional    on Securities
                                                    Common    Paid-in        Available         Retained    Treasury
                                                    Stock     Capital        -for-Sale         Earnings     Stock            Total
                                                    --------------------------------------------------------------------------------
                                                                       (In thousands, except per share amounts)
Balance at December 31, 1994                         $894     $10,660        $(1,939)           $14,117     $(159)          $23,573
 Comprehensive income:
  Net income                                            -           -              -              1,701         -             1,701
  Other comprehensive income -
   Change in unrealized gain on securities
   available-for-sale, net of deferred income
   taxes of $1,118                                      -           -          1,758                  -         -             1,758
                                                    --------------------------------------------------------------------------------
 Total comprehensive income                             -           -          1,758              1,701         -             3,459
 Sale of 3,939 shares of common stock in
  connection with dividend reinvestment
  program                                               4          96              -                  -         -               100
 Sale of 5,934 shares of treasury stock                 -           3              -                  -       155               158
 Purchase of 6,647 shares of treasury stock             -           -              -                  -      (178)             (178)
 Cash dividends declared - $.64 per share               -           -              -               (569)        -              (569)
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1995                          898      10,759           (181)            15,249      (182)           26,543
 Comprehensive income:
  Net income                                            -           -              -              1,310         -             1,310
  Other comprehensive income -
   Change in unrealized loss on securities
   available-for-sale, net of deferred income
   taxes of $7                                          -           -            (22)                 -         -               (22)
                                                    --------------------------------------------------------------------------------
 Total comprehensive income                             -           -            (22)             1,310         -             1,288
 Sale of 6,240 shares of treasury stock                 -           -              -                  -       186               186
 Purchase of 32,072 shares of treasury stock            -           -              -                  -      (946)             (946)
 Cash dividends declared - $.79 per share               -           -              -               (691)        -              (691)
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1996                          898      10,759           (203)            15,868      (942)           26,380
 Comprehensive income:
  Net income                                            -           -              -              2,409         -             2,409
  Other comprehensive income -
   Change in unrealized loss on securities
    available-for-sale, net of deferred income
    taxes of $118                                       -           -            222                  -         -               222
                                                    --------------------------------------------------------------------------------
 Total comprehensive income                             -           -            222              2,409         -             2,631
 Sale of 3,157 shares of common stock in
  connection with dividend reinvestment
  program                                               3         120              -                  -         -               123
 Sale of 40,766 shares of treasury stock                -          72              -                  -     1,184             1,256
 Purchase of 8,181 shares of treasury stock             -           -              -                  -      (251)             (251)
 Cash dividends declared--$.80 per share                -           -              -               (703)        -              (703)
 Exercise of stock options                              3          57              -                  -         -                60
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1997                         $904     $11,008        $    19            $17,574    $   (9)          $29,496
                                                    ================================================================================


See accompanying notes.
                                      24

      Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                    Consolidated Statements of Cash Flows

                                                          YEAR ENDED DECEMBER 31
                                                        1997       1996       1995
                                                        ----------------------------
                                                              (In thousands)
OPERATING ACTIVITIES
Net income                                               $2,409     $1,310    $1,701
Adjustments to reconcile net income to cash
 provided by operating activities:
  Provision for loan losses                                 192        460       132
  Provision for depreciation                                511        484       405
  Net amortization of investment securities premiums
   and discounts                                            112        287       339
  Net realized gains on investment securities               (78)       (70)      (61)
  Decrease (increase) in accrued interest receivable        (83)        62      (185)
  Increase (decrease) in accrued interest payable           (63)      (180)      241
  Other                                                      70         31       194
                                                        ----------------------------
Net cash provided by operating activities                 3,070      2,384     2,766


INVESTING ACTIVITIES
Proceeds from redemption and maturities of
 investment securities held to maturity                       -          -     2,525
Purchases of investment securities held to maturity           -          -      (992)
Purchases of securities available-for-sale              (20,733)   (12,718)  (15,264)
Proceeds from sales of securities available-for-sale     12,308     15,848    13,724
Proceeds from redemption and maturities of
 securities available-for-sale                           10,566     14,054    10,977
Net increase in loans                                   (37,627)   (26,700)  (14,012)
Purchases of premises and equipment                      (1,602)      (679)   (1,852)
Proceeds from sales of real estate                           53        100       496
Redemption (purchases) of Federal Home Loan Bank
 stock                                                       68       (416)      (28)
                                                        ----------------------------
Net cash used in investing activities                   (36,967)   (10,511)   (4,426)


                                                                     (continued)

      Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                                                      YEAR ENDED DECEMBER 31
                                                    1997       1996       1995
                                                   -----------------------------
                                                          (In thousands)
FINANCING ACTIVITIES
Net increase (decrease) in deposits              $ 31,736     $ (150)   $ 9,637
Net (decrease) increase in borrowings              (5,350)     3,850      3,000
Increase (decrease) in advance payments by
 borrowers for taxes and insurance                    112       (297)       265
Payments of cash dividends to stockholders           (703)      (691)      (569)
Purchase of treasury stock                           (251)      (946)      (178)
Proceeds from the sale of treasury stock            1,256        186        158
Proceeds from issuing additional common stock          60          -          -
Proceeds from dividend reinvestment plan              123          -        100
Net cash provided by financing activities          26,983      1,952     12,413
                                                   -----------------------------

Increase (decrease) in cash and cash equivalents   (6,914)    (6,175)    10,753
Cash and cash equivalents at beginning of year      22,272    28,447     17,694
                                                   -----------------------------
Cash and cash equivalents at end of year           $15,358   $22,272    $28,447
                                                   =============================

Supplemental cash flow information and non-cash
 transactions:
  Interest paid                                     $9,169    $8,521     $7,680
  Income taxes paid                                  1,232       759        839
  Investment securities transferred to
   available-for-sale portfolio (at amortized
   cost)                                                 -         -      2,800


See accompanying notes.
                                      26

      Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                  Notes to Consolidated Financial Statements

                              December 31, 1997
               (Dollars in thousands, except per share amounts)

1. ACCOUNTING POLICIES

BUSINESS

Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries (the Corporation) provides a full range of personal and commercial financial services to customers through its subsidiaries. The Corporation and its subsidiaries are subject to competition from other financial institutions. They are also subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Corporation, its wholly owned subsidiaries, Lincoln State Bank (Lincoln), Franklin State Bank (Franklin) and Lincoln Community Bank (Lincoln Community)--collectively, "the Banks," M&M Services, which provides management services for the Banks, Achieve Mortgage Corporation, a wholly owned subsidiary of Lincoln Community, which provides mortgage banking services for the Banks and Lincoln's wholly owned subsidiary, Lincoln Investment Corp., and Lincoln Community's wholly owned subsidiary, Lincoln Investment Management Corporation, which manage an investment portfolio for the Banks. All significant intercompany accounts and transactions have been eliminated.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include amounts due from banks (both interest-bearing and noninterest-bearing) and federal funds sold.

INVESTMENT AND MORTGAGE-RELATED SECURITIES

All of the Corporation's investment and mortgage-related securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

The amortized cost of securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security.

Interest and dividends are included in interest income from the related securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

INTEREST AND FEES ON LOANS

Interest on loans is recorded as income when earned. Loans are placed on non-accrual status, generally recognizing interest as income when received, when in the opinion of management, the collectibility of principal or interest becomes doubtful.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loans' yields. The Corporation is amortizing these amounts, using the level-yield method, adjusted for prepayments, over the contractual life of the related loans.

ALLOWANCE FOR LOAN LOSSES

A provision for loan losses is made when a loss is probable and can be reasonably estimated. The provision is based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, loan portfolio composition, and prior loss experience.

The Corporation had no impaired loans in 1997 or 1996.

A substantial portion of the Banks' loans are collateralized by real estate in metropolitan Milwaukee, Wisconsin. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in metropolitan Milwaukee, Wisconsin.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses, future additions to the allowance may be necessary based on changes in economic conditions.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of premises and equipment is depreciated, using the straight-line or double-declining-balance methods, over the estimated useful lives of the assets (five to thirty-two years).

EARNINGS PER SHARE INFORMATION

Earnings per share of common stock have been computed based on the weighted average number of common stock and common stock equivalents, if dilutive, outstanding during each year. The resulting number of shares used in computing basic earnings per share is 874,562, 875,082 and 889,677 for the years ended December 31, 1997, 1996 and 1995, respectively. The number of shares used in computing diluted earnings per share is 884,499, 882,305, and 894,940, for the years ended December 31, 1997, 1996 and 1995, respectively.

ACCOUNTING CHANGES

The Company adopted Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" as of January 1, 1997, which provides new accounting and reporting standards for sales, securitization, and servicing of receivables and other financial assets and extinguishments of liabilities in 1997. The Company was not significantly impacted by the adoption of Statement No. 125.

In 1997, the Company adopted Statement No. 130, "Reporting Comprehensive Income," which establishes new rules for reporting and display of comprehensive income and its components in the consolidated financial statements. The new rules require that all items that are recognized under accounting standards as components of comprehensive income be reported with prominence in the financial statements. Application of Statement No. 130 does not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

PENDING ACCOUNTING CHANGE

In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued. SFAS No. 131 establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. This Statement requires that financial information be reported on the basis that it is reported internally for evaluating segment performance and deciding how to allocate resources to segments. Because this Statement addresses how supplemental financial information is disclosed in annual and interim reports, the adoption will not have a material impact on the financial statements. SFAS No. 131 will become effective in 1998.

RECLASSIFICATIONS

Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES

The following is a summary of securities:

                                              Amortized  Gross Unrealized  Gross Unrealized
                                                 Cost          Gains            Losses           Fair Value
                                              -------------------------------------------------------------
At December 31, 1997
Mutual funds                                    $ 3,173          $  -              $ 69          $ 3,104
 U.S. treasury and other U.S. government
  securities                                      7,789            29                17            7,801
 Small Business Administration certificates         886            44                 -              930
 State and political subdivision certificates       800            14                 -              814
 Collateralized mortgage obligations              1,498             3                13            1,488
 Government agency mortgage-backed securities    26,644           117                80           26,681
                                              -------------------------------------------------------------
                                                $40,790          $207              $179          $40,818
                                              =============================================================
At December 31, 1996
 Mutual funds                                   $ 3,173          $  -              $ 75          $ 3,098
 U.S. treasury and other U.S. government
  securities                                     11,404            16                99           11,321
 Small Business Administration certificates       1,047            36                 3            1,080
 Collateralized mortgage obligations              2,962             3                22            2,943
 Government agency mortgage-backed securities    24,380            46               215           24,211
                                              -------------------------------------------------------------
                                                $42,966          $101              $414          $42,653
                                              =============================================================

Securities carried at $1,100 at December 31, 1997 were pledged principally to secure liabilities to the Federal Reserve Bank.

The amortized cost and market value of securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                         Amortized
                                                           Cost     Fair Value
                                                         ---------------------
Due in one year or less                                    $ 1,298     $ 1,301
Due after one year through five years                        7,291       7,314
Due after five years through ten years                         335         348
Due after ten years                                            551         582
Mutual funds                                                 3,173       3,104
Mortgage-related securities                                 28,142      28,169
                                                         ---------------------
                                                           $40,790     $40,818
                                                         =====================

Proceeds from sales of securities available-for-sale during the years ended December 31, 1997, 1996 and 1995, were $12,308, $15,848 and $13,724, respectively. Gross gains of $83, $87 and $65 were recorded on those sales for the years ended December 31, 1997, 1996 and 1995, respectively. Gross losses of $5, $17 and $4 were also recorded in the years ended December 31, 1997, 1996 and 1995, respectively.

3. LOANS RECEIVABLE

Loans receivable consist of the following:

                                              DECEMBER 31
                                            1997       1996
                                           -------------------
First mortgage:
  Conventional single-family residential    $58,821    $58,358
  Commercial and multifamily residential     78,365     61,707
  Construction                               18,191     12,872
                                           -------------------
                                            155,377    132,937


Commercial business loans                    56,846     45,036
Consumer and installment loans               12,220     10,984
Leases                                        2,311        599
Home equity loans                             1,496      1,367
Other                                         1,081        883
                                           -------------------
                                             73,954     58,869

Less:
  Deferred loan fees                             60         76
  Allowance for loan losses                   2,093      1,939
                                           -------------------
                                           $227,178   $189,791
                                           ===================

Transactions in the allowance for loan losses are summarized as follows:

                                        YEAR ENDED DECEMBER 31
                                       1997      1996      1995
                                      --------------------------
Balance at beginning of year          $1,939    $1,533    $1,464
 Provisions charged to operations        192       460       132
 Recoveries                                -        29         -
 Charge-offs                             (38)      (83)      (63)
                                      --------------------------
Balance at end of year                $2,093    $1,939    $1,533
                                      ==========================

Total nonaccrual loans were $498 and $937 at December 31, 1997 and 1996, respectively.

4. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                             DECEMBER 31
                                           1997      1996
                                          -----------------
Land                                      $ 2,353   $ 2,248
Office buildings and improvements           7,858     6,646
Furniture and equipment                     3,807     3,566
                                           14,018    12,460
Less accumulated depreciation              (5,127)   (4,660)
                                          -----------------
                                          $ 8,891   $ 7,800
                                          =================

5. DEPOSITS

Deposits consist of the following:

                                                              DECEMBER 31
                                                           1997         1996
                                                       -----------------------
Negotiable Order of Withdrawal accounts:
Noninterest-bearing                                      $39,405       $32,095
Interest-bearing                                          20,137        19,793
Passbook accounts                                         58,177        59,569
Savings deposits and money market investment accounts      8,425         7,500
Time deposits and certificate accounts                   138,525       113,976
                                                       -----------------------
                                                        $264,669      $232,933
                                                       =======================

The scheduled maturities of time deposits and certificate accounts at December 31, 1997 are as follows:

Maturities during the year ending December 31:
----------------------------------------------
1998                                            $124,112
1999                                               8,032
2000                                               2,279
2001                                               2,334
2002                                               1,764
Thereafter                                             4
                                                --------
                                                $138,525
                                                --------

At December 31, 1997 and 1996, time deposits and certificate accounts with balances greater than $100 amounted to $28,527 and $15,313, respectively.

6. BORROWINGS

At December 31, 1997 and 1996, the Banks have overnight federal funds purchased of $1,500 and $3,850, respectively, which bear interest at 6.00% and 7.75%, respectively.

Lincoln Community also had an advance of $3,000 from the Federal Home Loan Bank at December 31, 1996. The advance matured in July 1997. There are no advances outstanding from the Federal Home Loan Bank at December 31, 1997.

Lincoln Community is required to maintain unencumbered mortgage loans in its portfolio aggregating at least 167% of the amount of outstanding advances from the Federal Home Loan Bank as collateral. In addition, these advances are collateralized by Federal Home Loan Bank stock.

At December 31, 1997 and 1996, the Corporation had an unused line of credit with an unaffiliated bank with a total available balance of $2,000. The line bears interest at the lender's prime rate (8.50% at December 31, 1997), is collateralized by 100% of the capital stock of Franklin State Bank, and matures April 13, 1998.

7. STOCKHOLDERS' EQUITY

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table that follows) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized Lincoln Community Bank and Franklin State Bank as well capitalized and Lincoln State Bank as adequately capitalized under the regulatory framework for prompt corrective action. As of December 31, 1996, all the Banks were categorized as well capitalized. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' classifications as of December 31, 1997.

                                                                  To Be Well Capitalized
                                               For Capital       Under Prompt Corrective
                               Actual       Adequacy Purposes       Action Provisions
                           -------------------------------------------------------------
                           Amount    Ratio    Amount      Ratio       Amount       Ratio
                           -------------------------------------------------------------
AS OF DECEMBER 31, 1997
Total Capital (to
 Risk-Weighted
 Assets):
  Lincoln State Bank       $12,410    9.87%   $10,056       8.00%     $12,571       10.00%
  Lincoln Community Bank    11,867   17.86      5,315       8.00        6,644       10.00
  Franklin State Bank        3,586   10.49      2,734       8.00        3,477       10.00

Tier 1 Capital (to
 Risk-Weighted
 Assets):
  Lincoln State Bank        11,332  11.52      5,028        4.00        7,542        6.00
  Lincoln Community Bank    11,173  18.61      2,658        4.00        3,986        6.00
  Franklin State Bank        3,265  13.43      1,367        4.00        2,050        6.00

Tier 1 Capital (to
 Average Assets):
  Lincoln State Bank        11,332   7.44       6,096       4.00        7,620        5.00
  Lincoln Community Bank    11,173  11.18       3,996       4.00        4,995        5.00
  Franklin State Bank        3,265   8.09       1,613       4.00        2,017        5.00

8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Dividends are paid by the Corporation from funds which are mainly provided by dividends from the Banks. However, certain restrictions exist regarding the ability of the Banks to transfer funds to the Corporation in the form of cash dividends, loans or advances. Approval of the regulatory authorities is required to pay dividends in excess of certain levels of the Banks' retained earnings.

As of December 31, 1997, the subsidiary banks collectively had equity of $25,856,736 of which $3,690,054 was available for distribution to the Corporation as dividends without prior regulatory approval.

Under Federal Reserve Board regulations, the Banks are limited as to the amount they may loan to their affiliates, including the Corporation, unless such loans are collateralized by specific obligations. At December 31, 1996, the maximum amount available for transfer from any one of these Banks to the Corporation in the form of loans approximates 8.6% of consolidated stockholders' equity.

9. EMPLOYEE BENEFIT PLANS

The Corporation has an Incentive Stock Option Plan under which 14,000 shares of common stock are reserved for the grant of options to officers and key employees at a price not less than the fair market value of the stock on the date of the grant. The plan limits the options that may be granted to each employee to $100 (based on aggregate fair market value at the date of the grant) per calendar year, on a cumulative basis. Options must be exercised within ten years of the date of grant and can be regranted if forfeited.

A summary of stock option transactions follows:

                                        Exercise      Weighted Average     Weighted Average
                           Number         Price        Exercise Price         Remaining
                         Of Shares      Per Share         Per Share        Contractual Life
                         ---------      ---------     ----------------     ----------------
Total outstanding at
 December 31, 1996
 and 1995                  25,000     $16.27 - $25.00       $20.38             4.54 years
Expired                      (614)        $16.27
Exercised during 1997      (7,386)    $16.27 - $20.00
                         --------
Total outstanding at
 December 31, 1997         17,000     $20.09 - $25.00       $21.66             4.83 years
                         ========

At December 31, 1997, all outstanding options are exercisable.

The Corporation has a 401(k) Profit Sharing Plan and Trust which covers substantially all employees with at least six months of service who have attained age twenty and one-half. Participating employees may annually contribute up to 12% of their pre-tax compensation. The Corporation's annual contribution consists of a discretionary matching percentage, limited to 1% of employee compensation, and an additional discretionary amount, which is determined annually by the Board of Directors. The Corporation's contributions for 1997, 1996 and 1995, were $180, $164 and $149, respectively.

10. INCOME TAXES

The provision for income taxes consists of the following:

                                                   YEAR ENDED DECEMBER 31
                                                  1997      1996      1995
                                                ----------------------------
Current:
 Federal                                         $1,157     $718      $769
 State                                              231      168       124
                                                ----------------------------
                                                  1,388      886       893
                                                ----------------------------
Deferred:
 Federal                                             36     (124)        4
 State                                               15      (32)       20
                                                     51     (156)       24
                                                ----------------------------
                                                 $1,439     $730      $917
                                                ============================

The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

                                                    YEAR ENDED DECEMBER 31
                                                   1997      1996      1995
                                                  ---------------------------
Income tax at statutory rate                      $1,309     $ 694     $ 890
Increase (reduction) resulting from:
  Tax-exempt interest income                         (21)      (49)      (58)
  State income taxes, net of federal tax benefit     163        89       100
  Other                                              (12)       (4)      (15)
                                                  ---------------------------
                                                  $1,439      $730      $917
                                                  ===========================

10. INCOME TAXES (CONTINUED)

The components of deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31
                                                                1997     1996
                                                              ----------------
Deferred tax assets:
 Allowance for loan losses                                    $  594   $  533
 Unrealized loss on securities                                     -      103
 Net operating loss carryforwards                                509      440
 Other assets                                                     83       69
                                                              ----------------
Total deferred tax assets                                      1,186    1,145
Valuation allowance                                             (509)    (441)
                                                              ----------------
                                                                 677      704

Deferred tax liabilities:
 Unrealized gain on securities                                     9        -
 Depreciation                                                    293      271
 Other liabilities                                                39       30
Total deferred tax liabilities                                   341      301
                                                              ----------------
Net deferred tax asset                                        $  336   $  403
                                                              ================

At December 31, 1997, the Corporation and its subsidiaries, which file separate state income tax returns, have state net operating loss carryforwards of approximately $9,539 which expire at various dates through 2012. Due to the unlikelihood of realizing these benefits, a valuation allowance of $509 has been established to offset the deferred tax assets relating to these carryforwards.

Lincoln Community qualified under provisions of the Internal Revenue Code, which previously permitted it to deduct from taxable income an allowance for bad debts that differs from the provision for such losses charged to income for financial reporting purposes. At December 31, 1997, retained earnings included approximately $3,606 for which no provision for income taxes has been made. Income taxes of approximately $1,486 would be imposed if Lincoln Community Bank were to use these retained earnings for any other purpose other than to absorb bad debt losses.

11. LOANS TO RELATED PARTIES

In the ordinary course of business, loans are granted to related parties, which include management personnel, directors and entities in which such persons are principal stockholders. Activity in loans to related parties is as follows:

      Balance at December 31, 1995             $14,618
       Loans originated                          7,136
       Repayments                               (4,770)
                                               -------
      Balance at December 31, 1996              16,984
       Loans originated                         13,852
       Repayments                               (8,021)
                                               -------
      Balance at December 31, 1997             $22,815
                                               =======

12. COMMITMENTS AND CONTINGENT LIABILITIES

Off-balance-sheet financial instruments whose contracts represent credit and/or interest rate risk at December 31, 1997 and 1996, are as follows:

                                          DECEMBER 31
                                         1997     1996
                                       -----------------
     Commitments to originate
      mortgage loans (expiring
      within three months):
       Fixed rates                      $3,008    $5,977
       Adjustable rates                  1,018       194

     Unused lines of credit:
       Commercial business              24,384    22,002
       Home equity (adjustable rate)     1,278     1,710
       Credit cards (fixed rate)         2,599     2,317

     Standby letters of credit           1,975     2,152

Loan commitments and line-of-credit loans are made to accommodate the financial needs of the Banks' customers. Standby letters of credit commit the Banks to make payments on behalf of customers when certain specified future events occur. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Banks' normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

Except for the above-noted commitments to originate loans in the normal course of business, the Corporation and the Banks have not undertaken the use of off-balance-sheet derivative financial instruments for any purpose.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Corporation. The Corporation does not routinely measure the market value of financial instruments because such measurements represent point-in-time estimates of value. It is generally not the intent of the Corporation to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting the Corporation's future earnings or cash flows.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS

The carrying amounts for cash and cash equivalents approximate those assets' fair values.

INVESTMENT AND MORTGAGE-RELATED SECURITIES

Fair values for investment and mortgage-related securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

ACCRUED INTEREST INCOME AND EXPENSE

The fair value of accrued interest income and expense approximates the respective book value.

LOANS RECEIVABLE

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for commercial real estate loans, rental property mortgage loans, commercial business loans and consumer and other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FEDERAL HOME LOAN BANK STOCK

FHLB stock is carried at cost which is its redeemable value since the market for this stock is restricted.

DEPOSITS

The fair values disclosed for noninterest-bearing checking accounts, negotiable order of withdrawal accounts, passbook accounts and savings deposits and money market investment accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed term certificate accounts approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

BORROWINGS

The fair values of the Corporation's borrowings are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

OFF-BALANCE-SHEET INSTRUMENTS

Fair values for the Corporation's off-balance-sheet instruments (lending commitments and standby letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the counterparties' credit standing and discounted cash flow analyses. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material at December 31, 1997 or 1996.

The carrying amounts and fair values of the Corporation's financial instruments consist of the following:

                                         DECEMBER 31, 1997             DECEMBER 31, 1996
                                       ---------------------        ------------------------
                                        Carrying                     Carrying     Fair Value
                                        Amount    Fair Value         Amount
                                       ---------------------        ------------------------
Cash and cash equivalents              $ 15,358    $ 15,358          $22,272       $ 22,272
Securities available-for-sale:
 Investment securities                   12,649      12,649           15,499         15,499
 Mortgage-related securities             28,169      28,169           27,154         27,154
Loans receivable                        229,331     229,779          191,806        192,395
Accrued interest receivable               1,553       1,553            1,470          1,470
Federal Home Loan Bank stock              1,050       1,050            1,118          1,118
Deposits                                264,669     264,624          232,933        232,865
Accrued interest payable                    332         332              395            395
Borrowings                                1,500       1,500            6,850          6,850

14. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. AND SUBSIDIARIES PARENT COMPANY ONLY FINANCIAL INFORMATION

                                                               DECEMBER 31
STATEMENTS OF FINANCIAL CONDITION                            1997       1996
                                                           --------   --------
ASSETS
Cash and cash equivalents                                  $   212    $   683
Investment in subsidiaries                                  26,307     23,697
Premises and equipment                                       2,989      1,955
Other assets                                                   959        925
                                                           -------------------
Total assets                                               $30,467    $27,260
                                                           ===================

LIABILITIES
Other liabilities                                             $971    $   880

STOCKHOLDERS' EQUITY
Common stock                                                   904        898
Additional paid-in capital                                  11,008     10,759
Unrealized gain (loss) on available for sale securities         19       (203)
Retained earnings                                           17,574     15,868
Less treasury stock                                             (9)      (942)
                                                           -------------------
Total stockholders' equity                                  29,496     26,380
                                                           -------------------
Total liabilities and stockholders' equity                 $30,467    $27,260
                                                           ===================

14. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. AND SUBSIDIARIES PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                           YEAR ENDED DECEMBER 31
                                                          1997      1996      1995
                                                        ----------------------------
STATEMENTS OF INCOME
 Income:
 Interest on loans, including fees                        $    -    $   26    $    -
 Interest on investments                                       -        25        64
 Dividends from subsidiary banks                           1,943     1,876     1,198
 Other                                                       280       244       251
                                                          --------------------------
                                                           2,223     2,171     1,513

Expenses:
 Salaries and employee benefits                            1,268       847       503
 Occupancy                                                   391       281       272
 Interest                                                     16         3         -
 Other                                                       547       544       656
                                                          --------------------------
                                                           2,222     1,675     1,431
                                                          --------------------------

Income before income tax benefit and equity in
 undistributed net income of subsidiary banks                  1       496        82
Income tax benefit                                           670       478       389
                                                          --------------------------
Income before equity in undistributed net income of
 subsidiary banks                                            671       974       471
Equity in undistributed net income of subsidiary banks     1,738       336     1,230
                                                          --------------------------
Net income                                                $2,409    $1,310    $1,701
                                                          ==========================

14. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. AND SUBSIDIARIES PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                            YEAR ENDED DECEMBER 31
                                                           1997      1996      1995
                                                         ----------------------------
CONDENSED STATEMENTS OF CASH FLOWS

OPERATING ACTIVITIES
Net income                                                 $2,409    $1,310    $1,701
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in undistributed net income of subsidiaries       (1,738)     (336)   (1,230)
  Provision for depreciation                                  116        80        73
  Other                                                      (593)      266      (474)
                                                         ----------------------------

Net cash provided by operating activities                     194     1,320        70


INVESTING ACTIVITIES
Sales of mortgage-backed securities                             -       693         -
Proceeds from repayments of mortgage-related securities         -        27        48
Proceeds from sales of furniture and equipment                250         -         -
Purchases of furniture and equipment                       (1,400)     (226)      (56)
                                                         ----------------------------
Net cash provided (used) by investing activities           (1,150)      494        (8)


FINANCING ACTIVITIES
Payment of cash dividends                                    (703)     (691)     (569)
Purchase of treasury stock                                   (251)     (946)     (178)
Proceeds from the sale of treasury stock                    1,256       186       158
Proceeds from issuing additional common stock                  60         -         -
Proceeds from dividend reimbursement plan                     123         -       100
                                                         ----------------------------
Net cash provided (used) by financing activities              485    (1,451)     (489)
                                                         ----------------------------

Increase (decrease) in cash and cash equivalents             (471)      363      (427)
Cash and cash equivalents at beginning of year                683       320       747
                                                         ----------------------------
Cash and cash equivalents at end of year                   $  212    $  683    $  320
                                                         ============================

                                       DIRECTORS AND OFFICERS

MERCHANTS AND MANUFACTURERS BANCORPORATION       MERCHANTS AND MANUFACTURERS BANCORPORATION

DIRECTORS                                        OFFICERS
Michael J. Murry                                 Michael J. Murry
Chairman of the Board                            Chairman of the Board

James F. Bomberg                                 James F. Bomberg
President, and Chief Executive Officer           President and Chief Executive Officer

J. Michael Bartels                               Gerald Fusek
President, Bartels Management Services, Inc.     President - West Allis Region

Duane P. Cherek                                  Thomas Loew
President, Cherek Lincoln-Mercury, Inc.          President - Franklin Region

Robert V. Donaj                                  Conrad C. Kaminski
President Achieve Mortgage Corp.                 President - Milwaukee Region

Thomas F. Gapinski                               Linda Anderson
Insurance Executive                              Executive Administrative Assistant

Leonard Helminiak                                Donald Bray
President, Buddy Squirrel Company                Assistant Vice President - Information Services

Casimir S. Janiszewski                           Cynthia M. Congemi
President, Superior Die Set Corporation          Vice President - Training Director

David A. Kaczynski                               Debra L. Kapetanich
President, Cardinal Fabricating Corporation      Vice President-Marketing Director

Conrad C. Kaminski                               John M. Krawczyk
President, M&M Bancorp - Milwaukee Region        Executive Vice President and Chief Operating Officer

Dr. Thomas J. Kozina                             Kathryn N. Lazzaro
Retired Physician                                Executive Administrative Assistant

John M. Krawczyk                                 Susan McClure
Executive Vice President                         Vice President Operations

Nicholas S. Logarakis                            James C. Mroczkowski
President, General Automotive Manufacturing Co.  Vice President and Chief Financial Officer

Longin C. Prazynski                              Mark A. Ohlert
Retired Building Inspector                       Vice President - Credit Analyst Supervisor

Gervase R. Rose                                  Steven Rutt
President, Roman Electric Co.                    Vice President - Special Loans

James A. Sass                                    Anthony R. Smyczek
President, Max A. Sass Funeral Homes             Vice President - Consumer Loans

Jack P. Schwellinger
Retired Businessmen

Keith C. Winters
President, Keith C. Winters & Associates, Ltd.


LINCOLN STATE BANK                             Richard L. Dennis
DIRECTORS                                      Vice President - Branch Manager
Nicholas S. Logarakis
Chairman of the Board
                                               Gerald Fusek
Conrad C. Kaminski                             Vice President Commercial Lending Officer
Vice Chairman of the Board
                                               Debra Jeske
Dr. Francisco Aguilar                          Convenience Centers Assistant Manager
Physician
                                               Diane Johnson
Michael L. Dana                                Assistant Vice President - Branch Manager
Chairman, Dana Investment Advisors, Inc.
                                               Karolyn Kirkwood
Michael J. Duginski                            Assistant Branch Manager
Attorney, Krawczyk & Duginski, S.C.
                                               Pamela M. Kurudza
Michael D. Dunham                              Vice President & Cashier
President, Effective Management Systems, Inc.
                                               Robert A. Kurudza
Thomas F. Gapinski                             Assistant Vice President - Branch Manager

Casimir S. Janiszewski
                                               Thomas G. Loew
                                               Vice President Commercial Lending Officer
Sr. Mary Jendras
Administrator, Felician Health Care            Michael J. Murry
                                               Vice President Commercial Lending Officer
William E. La Macchia
President & CEO Mark Travel Corporation        Vincent Paduano
                                               Assistant Vice President - Branch Manager
Cynthia Loew
President and Chief Executive Officer          Jean A. Pollnow
                                               Executive Vice President
Michael J. Murry
                                               Steven J. Rutt
Jack P. Schwellinger                           Vice President Commercial Lending Officer

LINCOLN STATE BANK                             Lisa Schott
OFFICERS                                       Assistant Branch Manager
Nicholas S. Logarakis
Chairman of the Board                          Christine Schueller
                                               Executive Secretary
Cynthia Loew
President and Chief Executive Officer          Nicole Schultz-Thomas
                                               Assistant Branch Manager
Conrad C. Kaminski
Vice Chairman of the Board

James F. Bomberg
Vice President Commercial Lending Officer

Rosalind E. Cesarz
Convenience Centers Manager

Cynthia Cullinan
Vice President and Lending Officer

FRANKLIN STATE BANK                        LINCOLN COMMUNITY BANK
DIRECTORS                                  DIRECTORS

Keith C. Winters                           James A. Sass
Chairman of the Board                      Chairman of the Board

Thomas G. Loew                             Conrad C. Kaminski
Vice Chairman of the Board                 Vice Chairman of the Board

J. Michael Bartels                         Robert J. Blonski

Donna L. Kleinschmidt                      Maria Monreal-Cameron
President and Chief Executive Officer      Executive Director Hispanic Chamber of Commerce

John P. Klose                              Duane P. Cherek
Realtor, Dwyer/Klose Realty
                                           Robert V. Donaj
Dr. Thomas J. Kozina
                                           David A. Kaczynski
Gary J. Krawczyk
Attorney, Krawczyk & Duginski, S.C.        John M. Krawczyk

Michael J. Murry                           Mary Jo Krawczyk
                                           President and Chief Executive Officer
Gervase R. Rose
                                           Michael J. Murry
FRANKLIN STATE BANK
OFFICERS                                   Longin C. Prazynski

Keith C. Winters
Chairman of the Board                      LINCOLN COMMUNITY BANK
                                           OFFICERS
Thomas G. Loew                             James A. Sass
Vice Chairman of the Board                 Chairman of the Board

Donna L. Kleinschmidt                      Conrad C. Kaminski
President and Chief Executive Officer      Vice Chairman of the Board

Cheryl Andrews                             Mary Jo Krawczyk
Assistant Vice President & Cashier         President and Chief Executive Officer

James F. Bomberg                           James F. Bomberg
Vice President Commercial Lending Officer  Vice President Commercial Lending Officer

Walter D. Bringardner                      Judith M. Donaj
Vice President Lending Officer             Assistant Vice President - Branch Manager

Gerald Fusek                               Gerald Fusek
Vice President Commercial Lending Officer  Vice President Commercial Lending Officer

Michael J. Murry                           Shelly Gardner
Vice President Commercial Lending Officer  Assistant Branch Manager

Steven J. Rutt                             Thomas G. Loew
Vice President Commercial Lending Officer  Vice President Commercial Lending Officer

Patricia A. Urban                          Michael J. Murry
Consumer Lending Officer                   Vice President Commercial Lending Officer


LINCOLN COMMUNITY BANK                     Marsha M. Sczerzen
OFFICERS (CONTINUED)                       Human Resource Director

Steven J. Rutt
Vice President Commercial Lending Officer  Gregory B. Stengel
                                           Executive Vice President - Comptroller
Beverly Sustache
Vice President & Cashier                   Barbara J. Wagner
                                           Loan Services Administrator
Sharon Tocco
Executive Vice President                   LINCOLN NEIGHBORHOOD
                                           REDEVELOPMENT CORPORATION
Bernadine M. Ziemba                        DIRECTORS
Assistant Vice President                   Conrad C. Kaminski
                                           Director and Chairman of the Board
M&M SERVICES, INC.
DIRECTORS                                  Richard W. Heine
                                           Director and President
Michael J. Murry
Chairman of the Board
                                           Robert J. Blonski
Robert J. Blonski                          Director and Vice President

Duane P. Cherek                            Steve Rutt
                                           Director and Secretary
Michael Duginski
                                           Thomas G. Loew
Gary Krawczyk                              Director and Treasurer

M&M SERVICES, INC.                         Robert Nicol
OFFICERS                                   Director
Robert J. Blonski
President and  Chief Executive Officer     OFFICERS

Rosemary Chojnacki                         Michael D. Gapinski
Deposit Services Officer                   Vice President and Executive Director

Peter G. Eggers                            Hide Dewulf
Assistant Comptroller                      Project Manager

Helen A. Groshek                           ACHIEVE MORTGAGE CORPORATION
Assistant Customer Service Supervisor      OFFICERS
                                           Robert V. Donaj
Anne Marie Grulkowski                      President
Credit Review Officer
                                           Rosemary Blonski
Duane Halvorsen                            Assistant Vice President - Chief Lending Administrator
Security Director
                                           Mary Ann O'Bara
Nina Nowakowski                            Account Manager
Services Operations Officer
                                           Ann Smessaert
Tims H. Petersons                          Account Manager
Assistant Comptroller

Jeannette R. Pinkowski
Assistant Vice President

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

     The stock of the Corporation is not listed on any stock exchange or quoted on the National Association of Securities Dealers Quotation Automated Quotation System. The Corporation's stock has been quoted on "Pink Sheets", an inter-broker quotation medium, since April 1993, and in the Over The Counter Bulletin Board, an electronic quotation service. Robert W. Baird & Co., Incorporated, a regional securities and investment banking firm headquartered in Milwaukee, Wisconsin, acts as a market maker for the Corporation's stock. The Corporation's stock is quoted in the "Other Stocks" section of the Milwaukee Journal/Sentinel. The Corporation's common stock trading symbol is "MMBI."

     Holders of the Corporation's stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors from funds legally available for such payments. The Corporation's ability to pay cash dividends is dependent primarily on the ability of its subsidiaries to pay dividends to the Corporation. The ability of each subsidiary to pay dividends depends on its earnings and financial condition and on compliance with banking statutes and regulations.

     The following table sets forth the quarterly "bid/ask" range for the period indicated.



                                        Quotation or Price
Quarter Ended                          Bid              Ask
------------------------------------------------------------
March 31, 1996                        $28.00          $28.00
June 30, 1996                          29.25           29.25
September 30, 1996                     29.50           29.50
December 31, 1996                      30.00           30.00
MARCH 31, 1997                        $31.00          $32.00
JUNE 30, 1997                          32.25           32.25
SEPTEMBER 30, 1997                     33.25           33.25
DECEMBER 31, 1997                      46.25           46.75


          FINANCIAL INFORMATION                         TRANSFER AGENT
          James C. Mroczkowski                     Firstar Trust Company
 Vice President & Chief Financial Officer          Corporate Trust Services
Merchants & Manufacturers Bancorporation,        1555 North RiverCenter Drive
Inc.                                              Milwaukee, Wisconsin 53212
        14100 West National Avenue                      (414) 905-5001
             P.O. Box 511160
       New Berlin, Wisconsin  53151
              (414) 827-6713

                MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
                           14100 WEST NATIONAL AVENUE
                             NEW BERLIN, WISCONSIN

                            PROXY FOR ANNUAL MEETING

This Proxy is solicited by the Board of Directors of Merchants and Manufacturers Bancorporation, Inc. ("Merchants") for the Annual Meeting of shareholders on May 26, 1998.

The undersigned hereby constitutes and appoints David Kaczynski and James Sass, and each of them, with full power to act alone and with power of substitution, to be the true and lawful attorney and proxy of the undersigned to vote at the Annual Meeting of Shareholders of Merchants, to be held at Alverno College, 3401 South 39th Street, Milwaukee, Wisconsin 53215 on May 26, 1998 at 4:00 p.m. (or at any adjournment(s) thereof), the shares of stock which the undersigned would be entitled to vote on the election of Directors, on the proposals to amend the Articles of Incorporation and the Incentive Stock Option Plan and in their discretion on such other business as may properly come before the meeting or adjournment(s). The undersigned hereby revokes any proxy heretofore given and ratifies all that said attorneys and proxies or their substitutes may do by virtue hereof.

1. ELECTION OF DIRECTORS

   To fix the number of Directors at nineteen, and to elect the six persons listed below as Directors as discussed in the Proxy Statement dated May 4, 1998 attached hereto.


     James Bomberg                           Michael J. Murry
     Conrad Kaminski                         Nicholas Logarakis
     Keith Winters                           Duane Cherek

 [  ]  Elect as Directors the six nominees listed above.

 [  ]  Withhold authority to vote for the six nominees listed above.

 [ ] Withhold authority to vote for individual nominees (to withhold authority to vote for any individual nominee, check this box and draw a line through that nominee's name above).

2.   ADOPTION OF RESOLUTION AMENDING THE CORPORATION'S ARTICLES OF
     INCORPORATION

     Adoption of the resolution amending the Corporation's Articles of Incorporation to increase the number of authorized shares of $1.00 par value common stock from 1,500,000 to 3,000,000 shares.

                FOR [ ]         AGAINST  [ ]         ABSTAIN  [ ]

3.   ADOPTION OF RESOLUTION AMENDING THE CORPORATION'S INCENTIVE STOCK OPTION
     PLAN

     Adoption of the resolution amending the Corporation's 1996 Incentive Stock Option Plan to increase the number of shares of the Corporation's common stock, $1.00 par value, reserved for issue upon the exercise of options granted, from 13,500 shares (20,250 shares adjusted for 50% stock dividend) to 60,000 shares.

               FOR [  ]           AGAINST  [  ]           ABSTAIN  [  ]

The Board of Directors recommends a vote FOR the election of the six persons listed above, and FOR adoption of Proposals 2 and 3, as described in the Proxy Statement.

If any additional matters are properly presented, the persons named in the proxy will have the discretion to vote in accordance with their own judgment in such matters. This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by written notice to the Secretary of the Corporation, or by submitting a later-dated proxy, or by attending the annual meeting. This Proxy will be voted in accordance with instructions given by the stockholder, but if no instructions are given, this Proxy will be voted to elect the persons listed above and FOR adoption of the listed proposals.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting dated May 1, 1998, and the Proxy Statement enclosed herewith.


Dated                   , 1998
     -------------------


                                        Number of Shares:
                                                         ----------------



------------------------------    ---------------------------------
Signature of Stockholder          Stockholder's Name (Please print)


------------------------------    ---------------------------------
Signature of Stockholder          Stockholder's Name (Please print)



           (Please sign your name exactly as it appears on the stock certificate. In signing as Executor, Administrator, Personal Representative, Guardian, Trustee, or Attorney, please add your title as such. All joint owners should sign.)